UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.         )
Filed by the Registrant
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Filed by a Party other than the Registrant
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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
Cannae Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

CANNAE HOLDINGS, INC.

1701 VILLAGE CENTER CIRCLE

LAS VEGAS, NEVADA 89134

APRIL 28, 2023

Dear Shareholder:

On behalf of the board of directors, I cordially invite you to attend the annual meeting of the shareholders of Cannae Holdings, Inc. The meeting will be held virtually on June 21, 2023 at 10:00 a.m. Pacific Time. Instructions for accessing the virtual meeting platform online are included in the Proxy Statement for this meeting. The formal Notice of Annual Meeting and Proxy Statement for this meeting are attached to this letter.

The Notice of Annual Meeting and Proxy Statement contain more information about the annual meeting, including who can vote and the different methods you can use to vote, including the telephone, Internet and traditional paper proxy card. Whether or not you plan to attend the virtual annual meeting, please vote by one of the outlined methods to ensure that your shares are represented and voted in accordance with your wishes.

We are proud to have a dynamic, effective and diverse board of directors with the right mix of skills, experiences and backgrounds at Cannae. We have shared information about our ESG initiatives in detail in the ESG section of this Proxy Statement. Please also view our Environmental, Social & Governance Report, available on our website, www.investor.cannaeholdings.com.

On behalf of the board of directors, I thank you for your support.

Sincerely,

Richard N. Massey

Chief Executive Officer

NOTICE OF ANNUAL

MEETING OF SHAREHOLDERS

To the Shareholders of Cannae Holdings, Inc.:

Notice is hereby given that the 2023 Annual Meeting of Shareholders of Cannae Holdings, Inc. will be held via live webcast on June 21, 2023, at 10:00 a.m., Pacific Time. The meeting can be accessed by visiting www.virtualshareholdermeeting.com/CNNE2023 and using your 16-digit control number, where you will be able to listen to the meeting live and vote online. We encourage you to allow ample time for online check-in, which will open at 9:45 a.m. Pacific Time. Please note that there will not be a physical location for the 2023 Annual Meeting and that you will only be able to attend the meeting by means of remote communication. We designed the format of our virtual annual meeting to ensure that our shareholders who attend will have the same rights and opportunities to participate as they would at an in-person meeting, including the ability to ask questions. The meeting is being held in order to:

1.	Elect three Class III directors to serve until the 2026 Annual Meeting of Shareholders or until their successors are duly elected and qualified or their earlier death, resignation or removal;

2.	Approve a non-binding advisory resolution on the compensation paid to our named executive officers; and

3.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2023 fiscal year.

At the meeting, we will also transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

The board of directors set April 24, 2023 as the record date for the meeting. This means that owners of our common stock at the close of business on that date are entitled to:

•	Receive notice of the meeting; and

•	Vote at the meeting and any adjournments or postponements of the meeting.

All shareholders are cordially invited to attend the annual meeting. Please read these proxy materials and cast your vote on the matters that will be presented at the annual meeting. You may vote your shares through the Internet, by telephone, or by mailing your proxy card. Instructions for our registered shareholders are described under the question “How do I vote?” on page 5 of the proxy statement.

Sincerely,

Michael L. Gravelle

Corporate Secretary

Las Vegas, Nevada

April 28, 2023

PLEASE COMPLETE, DATE AND SIGN THE PROXY AND MAIL IT PROMPTLY IN THE ENVELOPE (OR VOTE VIA TELEPHONE OR INTERNET) TO ASSURE REPRESENTATION OF YOUR SHARES.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2023 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 21, 2023: The Company’s Proxy Statement for the 2023 Annual Meeting of Shareholders and the Annual Report on Form 10-K for the fiscal year ended December 31, 2022 are available at www.proxyvote.com.

Cannae Holdings, Inc.

1	General Information About the Company

4	General Information About the Virtual Annual Meeting

9	Corporate Governance Highlights

10	Corporate Governance and Related Matters

22	Certain Information About Our Directors

32	Proposal No. 1: Election of Directors

32	Certain Information About Our Executive Officers

33	Compensation Discussion and Analysis and Executive and Director Compensation

50	Executive Compensation

61	Proposal No. 2: Advisory Vote on Executive Compensation

62	Proposal No. 3: Ratification of the Independent Registered Public Accounting Firm

63	Security Ownership of Certain Beneficial Owners, Directors and Executive Officers

66	Certain Relationships and Related Person Transactions

71	Shareholder Proposals and Nominations

72	Other Matters

72	Available Information

Cannae Holdings, Inc.	i

PROXY STATEMENT

The proxy is solicited by the board of directors, or the board, of Cannae Holdings, Inc., or Cannae or the Company, for use at the Annual Meeting of Shareholders to be held on June 21, 2023, at 10:00 a.m., Pacific Time, or at any postponement or adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The annual meeting will be held virtually at www.virtualshareholdermeeting.com/CNNE2023.

It is anticipated that such proxy, together with this proxy statement, will first be mailed on or about April 28, 2023, to all shareholders entitled to vote at the meeting.

The Company’s principal executive offices are located at 1701 Village Center Circle, Las Vegas, Nevada 89134, and its telephone number at that address is (702) 323-7330.

FORWARD LOOKING STATEMENTS

This proxy statement includes forward-looking statements. These statements are not historical facts, but instead represent only our beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. Forward-looking statements include statements about our business and future performance, as well as ESG targets, goals, and commitments outlined in this proxy statement or elsewhere. These statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods, or by the inclusion of forecasts or projections. We caution readers not to place undue reliance on forward-looking statements. We expect that certain disclosures made in this proxy statement may be amended, updated or revised in the future as the quality and completeness of our data and methodologies continue to improve. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors, except where we are expressly required to do so by law. Any references to third party websites are not to be incorporated into this proxy statement. For a discussion of the risks and important factors that could affect our future results and financial condition, see “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022.

GENERAL INFORMATION

ABOUT THE COMPANY

We primarily acquire interests in operating companies and are engaged in actively managing and operating a core group of those companies. We are a long-term owner that secures control and governance rights of other companies primarily to engage in their lines of business and we have no preset time constraints dictating when we sell or dispose of our businesses. We believe that our long-term ownership and active involvement in the management and operations of companies helps maximize the value of those businesses for our shareholders. As of December 31, 2022, Cannae’s principal businesses include Dun & Bradstreet Holdings, Inc. (NYSE: DNB) (DNB or Dun &

1	Cannae Holdings, Inc.

Bradstreet), in which Cannae holds 79 million shares or an 18% interest and Alight, Inc. (NYSE: ALIT) (Alight) in which Cannae holds 52.5 million shares, or a 10% interest. Cannae also held 6 million shares, or 4%, of Ceridian HCM Holding Inc. (NYSE: CDAY) (Ceridian); 3.4 million shares, or 6% of Paysafe Limited (NYSE: PSFE) (Paysafe); and 27.1 million shares, or 24%, of System1, Inc. (NYSE: SST) (SST or System1). Cannae’s other principal holdings include an approximately 32% ownership interest in Sightline Payments LLC (Sightline); a 50% ownership interest in Black Knight Football and Entertainment LP (BKFE), the owner of the English football club AFC Bournemouth; a 9% interest in Computer Services, Inc. (CSI or Computer Services); a 4.6% interest in AmeriLife Group, LLC (AmeriLife) and a controlling interest in the O’Charley’s and 99 Restaurant brands (the Restaurant Group).

Separation from Fidelity National Financial. Cannae began as Fidelity National Financial Ventures Group, or FNFV Group, of our former parent Fidelity National Financial, Inc. (FNF). On November 17, 2017, FNF redeemed each outstanding share of its FNFV Group common stock for one share of our common stock, with cash in lieu of fractional shares. We refer to this redemption as the Split-Off. As a result of the Split-Off, Cannae is an independent publicly traded company. On November 20, 2017, Cannae common stock began trading on The New York Stock Exchange under the “CNNE” stock symbol. In the year ended December 31, 2022, we repurchased all of the shares previously held by FNF for $108.7 million (the FNF Share Repurchase) and FNF no longer holds any shares of Cannae common stock.

Externalization. Effective as of September 1, 2019, we transitioned to an externally managed structure (such externalization of certain management functions, the Externalization). In connection with the Externalization, the Company, Cannae Holdings, LLC, a subsidiary of the Company (Cannae LLC), and Trasimene Capital Management, LLC (Manager) entered into a Management Services Agreement (Management Services Agreement) which became effective September 1, 2019 (as amended). The members of the Manager include certain directors and executive officers of the Company. Pursuant to the Management Services Agreement, certain services related to the management of the Company are conducted by the Manager through the authority delegated to it in the Management Services Agreement and in accordance with the operational objectives and business plans approved by the Company’s board of directors. Subject at all times to the supervision and direction of the Company’s board of directors, the Manager is responsible for, among other things, (a) managing the day-to-day business and operations of the Company and its subsidiaries, (b) evaluating the financial and operational performance of the Company’s subsidiaries and other assets, (c) providing a management team to serve as some of the executive officers of the Company and its subsidiaries and (d) performing (or causing to be performed) any other services for and on behalf of the Company and its subsidiaries customarily performed by executive officers and employees of a public company.

The externally managed structure unlocks many benefits for Cannae including increasing our competitive positioning relative to our peers, incentivizing our existing management team, enhancing our ability to recruit new managers as we grow the Company and work to deliver value to our shareholders, and improved tax efficiency for both Cannae and its managers. The Externalization also better aligns our incentive compensation structure with creating shareholder value and provides meaningful shareholder protection, as compared to the Company’s current incentive plan, by requiring attainment of both a high-water mark and an 8% IRR hurdle rate threshold in order for an incentive fee to be earned.

Cannae Holdings, Inc.	2

The Impact of William P. Foley, II. Cannae is led by our Chairman, William P. Foley, II. Mr. Foley has over three decades of experience in industry consolidation and delivering shareholder value. As a preeminent operator, Mr. Foley has led the creation and growth of multiple separate multi- billion dollar public market platforms including FNF, Fidelity National Information Services (FIS), Black Knight, Inc. (Black Knight), Ceridian, F&G Annuities & Life, Inc. (FG), Dun & Bradstreet, Alight and others that have collectively made over 100 acquisitions across diverse platforms. As founder, former CEO and now non-executive Chairman of FNF, Mr. Foley built a leading title insurance company that consistently produces industry leading margins, growing equity value of FNF from $3 million to $10 billion as of December 31, 2022. Throughout his career, Mr. Foley has demonstrated expertise in creating and operating several public companies. His proven track record is driven by his value creation playbook, which is highlighted by identifying cost savings, undertaking strategy shifts, eliminating siloed organizational structures and accelerating product expansion. We believe that Mr. Foley’s executive experience and distinctive background has and will continue to have a transformative impact on Cannae as its non-executive Chairman and as a member of Cannae’s external Manager as well as on the businesses that Cannae owns and operates.

SIGNIFICANT TRANSACTIONS

In 2022, we took important steps to simplify our holdings of operating entities and strategically deploy capital.

Ceridian Share Sales. During the year ended December 31, 2022, we completed the sale of an aggregate of 4 million shares of common stock of Ceridian (Ceridian Share Sales). In connection with the Ceridian Share Sales, we received aggregate proceeds of approximately $285.7 million. Subsequent to December 31, 2022, we completed a sale of an additional 1 million shares of Ceridian common stock for proceeds of $78 million.

System1. On January 27, 2022, System1 completed its merger with Trebia Acquisition Corp (Trebia), a special purpose acquisition company. Cannae held an approximately 26% interest in the sponsor of Trebia prior to the merger. Upon completion of the merger, Cannae has invested a total of $248.3 million, and owns a 24% interest in System1.

Optimal Blue. On February 15, 2022, Black Knight purchased our entire 20% equity interest in Optimal Blue for a combination of $144.5 million in cash and approximately 21.8 million shares of DNB common stock (the Optimal Blue Disposition), representing a book gain of approximately $313.0 million.

Dun & Bradstreet. In July 2022, we completed the sales of 9.2 million shares of common stock of Dun & Bradstreet to a broker pursuant to Rule 144 promulgated under the Securities Act of 1933 (the Securities Act), as amended. In connection with the sale, we received proceeds of $127.2 million.

AmeriLife. During the year ended December 31, 2022, we sold of a portion of our investment in AmeriLife (the AmeriLife Sales). In connection with the AmeriLife Sales, we received aggregate net proceeds of approximately $243 million and recorded a gain of $176 million.

CorroHealth. On September 30, 2022, we completed the sale of all of our investment in CorroHealth. In connection with the sale, we received proceeds of approximately $79 million and recorded a gain of $6 million.

3	Cannae Holdings, Inc.

Stock Repurchases. During the year ended December 31, 2022, we repurchased approximately 10.8 million shares of our common stock for $225.3 million, including the FNF Share Repurchase. These stock repurchases represent a decrease of 12% in our total shares outstanding from the previous year-end.

Computer Services. On November 8, 2022, we made an investment of $86 million for a 32% interest in BGPT Catalyst, L.P. (CSI LP). CSI LP is part of a consortium of investors who acquired CSI on November 16, 2022. As a result of our investment in CSI LP, we have a 9.1% indirect, economic interest in CSI. CSI delivers core processing, digital banking, managed cybersecurity, cybersecurity compliance, payments processing, print and electronic document distribution, and regulatory compliance solutions to financial institutions and corporate customers, both foreign and domestic.

Black Knight Football and Entertainment. On October 8, 2022, we entered into a limited partnership agreement with BKFE and committed to purchase a 50.1% limited partnership ownership interest in BKFE (the BKFE Commitment). The total BKFE Commitment is presently $132.8 million, of which $92.5 million has been invested through the date of this proxy statement. Also on October 8, 2022, BKFE entered into a stock purchase agreement to acquire 100% of the equity interests of Athletic Football Club Bournemouth (AFC Bournemouth or AFCB), a football club which competes in the English Premier League. On December 13, 2022, BKFE completed its acquisition of AFCB. Subsequent to December 31, 2022, BKFE acquired a minority interest in FC Lorient, a French Ligue 1 football club.

GENERAL INFORMATION

ABOUT THE VIRTUAL ANNUAL MEETING

Your shares can be voted at the virtual annual meeting only if you vote by proxy or if you are present and vote at the meeting. Even if you expect to attend the virtual annual meeting, please vote by proxy to assure that your shares will be represented.

WHY DID I RECEIVE THIS PROXY STATEMENT?

The board is soliciting your proxy to vote at the virtual annual meeting because you were a holder of our common stock at the close of business on April 24, 2023, which we refer to as the record date, and therefore you are entitled to vote at the annual meeting. This proxy statement contains information about the matters to be voted on at the annual meeting, and the voting process, as well as information about the Company’s directors and executive officers.

WHO IS ENTITLED TO VOTE?

All record holders of our common stock as of the close of business on April 24, 2023, are entitled to vote. As of the close of business on that day, 76,486,722 shares of common stock were issued and outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the virtual annual meeting.

If you hold your common shares through a broker, bank or other holder of record, you are considered a “beneficial owner,” of shares held in street name. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using

Cannae Holdings, Inc.	4

the voting instruction form included in the mailing or by following their instructions for voting via the Internet or by telephone.

WHAT SHARES ARE COVERED BY THE PROXY CARD?

The proxy card covers all shares of our common stock held by you of record (i.e., shares registered in your name).

HOW DO I VOTE?

You may vote using any of the following methods:

•

At the virtual annual meeting. All shareholders may vote at the virtual annual meeting. Please see “How do I access the virtual annual meeting? Who may attend?” for additional information on how to vote at the annual meeting.

•	By proxy. There are three ways to vote by proxy:

•	By mail, using your proxy card and return envelope;

•	By telephone, using the telephone number printed on the proxy card and following the instructions on the proxy card; or

•	By the Internet, using a unique control number printed on your proxy card and following the instructions on the proxy card.

Even if you expect to attend the annual meeting virtually, please vote by proxy to assure that your shares will be represented.

WHAT DOES IT MEAN TO VOTE BY PROXY?

It means that you give someone else the right to vote your shares in accordance with your instructions. In this case, we are asking you to give your proxy to our Chief Executive Officer and Corporate Secretary, who are sometimes referred to as the “proxy holders.” By giving your proxy to the proxy holders, you assure that your vote will be counted even if you are unable to attend the annual meeting. If you give your proxy but do not include specific instructions on how to vote on a particular proposal described in this proxy statement, the proxy holders will vote your shares in accordance with the recommendation of the board of directors for such proposal.

ON WHAT AM I VOTING?

You will be asked to consider three proposals at the annual meeting.

•	Proposal No. 1 asks you to elect three Class III directors to serve until the 2026 Annual Meeting of Shareholders.

•	Proposal No. 2 asks you to approve, on a non-binding advisory basis, the compensation paid to our named executive officers in 2022, which we refer to as the say-on-pay vote.

•	Proposal No. 3 asks you to ratify the appointment of Deloitte & Touche LLP, or Deloitte, as our independent registered public accounting firm for the 2023 fiscal year.

5	Cannae Holdings, Inc.

HOW DOES THE BOARD RECOMMEND THAT I VOTE ON THESE PROPOSALS?

The board recommends that you vote “FOR ALL” director nominees in Proposal No. 1, and “FOR” Proposal Nos. 2 and 3.

WHAT HAPPENS IF OTHER MATTERS ARE RAISED AT THE MEETING?

Although we are not aware of any matters to be presented at the virtual annual meeting other than those contained in the Notice of Annual Meeting, if other matters are properly raised at the virtual annual meeting in accordance with the procedures specified in our certificate of incorporation and bylaws, or applicable law, all proxies given to the proxy holders will be voted in accordance with their best judgment.

WHAT IF I SUBMIT A PROXY AND LATER CHANGE MY MIND?

If you have submitted your proxy and later wish to revoke it, you may do so by doing one of the following: giving written notice to the Corporate Secretary prior to the virtual annual meeting; submitting another proxy bearing a later date (in any of the permitted forms) prior to the virtual annual meeting; or casting a ballot at the virtual annual meeting.

WHO WILL COUNT THE VOTES?

Broadridge Investor Communications Services will serve as proxy tabulator and count the votes, and the results will be certified by the inspector of election.

HOW MANY VOTES MUST EACH PROPOSAL RECEIVE TO BE ADOPTED?

The following votes must be received:

•

For Proposal No. 1 regarding the election of directors, a plurality of votes of our common stock cast is required to elect a director. This means that the three people receiving the largest number of votes cast by the shares entitled to vote at the annual meeting will be elected as directors. Abstentions and broker non-votes are not counted as votes cast and as discussed below, will therefore have no effect.

•

For Proposal No. 2 regarding a non-binding advisory vote on the compensation paid to our named executive officers, this vote is advisory in nature. Our bylaws require that matters other than the election of directors be approved by the affirmative vote of a majority of the shares of our common stock represented and entitled to vote at the meeting, in which case abstentions and broker non-votes have the effect of a vote against Proposal No. 2. Because the vote on Proposal No. 2 is advisory and therefore will not be binding on the Company, the board will review the voting result and take it into consideration when making future decisions regarding the compensation paid to our named executive officers.

•

For Proposal No. 3 regarding the ratification of the appointment of Deloitte, the affirmative vote of a majority of the shares of our common stock represented and entitled to vote at the meeting would be required for approval. Abstentions will have the effect of a vote against this proposal. Because this proposal is considered a “routine” matter under the rules of the New York Stock Exchange, nominees may vote in their discretion on this proposal on behalf of beneficial owners who have not furnished voting instructions, and, therefore, there will be no broker non-votes on this proposal.

Cannae Holdings, Inc.	6

WHAT CONSTITUTES A QUORUM?

A quorum is present if a majority of the outstanding shares of our common stock entitled to vote at the annual meeting are present in person or represented by proxy. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present.

WHAT ARE BROKER NON-VOTES? IF I DO NOT VOTE, WILL MY BROKER VOTE FOR ME?

Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners at least ten days before the meeting. If that happens, the nominees may vote those shares only on matters deemed “routine” by the Securities and Exchange Commission and the rules promulgated by the New York Stock Exchange thereunder.

The Company believes that all the proposals to be voted on at the annual meeting, except for Proposal No. 3 regarding the appointment of Deloitte as our independent registered public accounting firm, are not “routine” matters. On non-routine matters, such as Proposal Nos. 1 and 2, nominees cannot vote unless they receive voting instructions from beneficial owners. Please be sure to give specific voting instructions to your nominee so that your vote can be counted.

WHAT EFFECT DOES AN ABSTENTION HAVE?

With respect to Proposal No. 1, abstentions or directions to withhold authority will not be included in vote totals and will not affect the outcome of the vote. With respect to Proposal Nos. 2 and 3, abstentions will have the effect of a vote against such proposals.

WHO PAYS THE COST OF SOLICITING PROXIES?

We pay the cost of the solicitation of proxies, including preparing and mailing the Notice of Annual Meeting of Shareholders, this proxy statement and the proxy card. Following the mailing of this proxy statement, directors, officers and employees of the Company may solicit proxies by telephone, facsimile transmission or other personal contact. Such persons will receive no additional compensation for such services. Brokerage houses and other nominees, fiduciaries and custodians who are holders of record of shares of our common stock will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by the Company for their charges and expenses in connection therewith at customary and reasonable rates. In addition, the Company has retained Georgeson Inc. to assist in the solicitation of proxies for an estimated fee of $10,000 plus reimbursement of expenses.

WHAT IF I SHARE A HOUSEHOLD WITH ANOTHER SHAREHOLDER?

We have adopted a procedure approved by the Securities and Exchange Commission, called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Annual Report and Proxy Statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate

7	Cannae Holdings, Inc.

proxy cards. Also, householding will not in any way affect dividend check mailings. If you are a shareholder who resides in the same household with another shareholder, or if you hold more than one account registered in your name at the same address and wish to receive a separate proxy statement and annual report or notice of internet availability of proxy materials for each account, please contact, Broadridge, toll free at 1-866-540-7095. You may also write to Broadridge, Householding Department, at 51 Mercedes Way, Edgewood, New York 11717. Beneficial shareholders can request information about householding from their banks, brokers or other holders of record. We hereby undertake to deliver promptly upon written or oral request, a separate copy of the Annual Report to Shareholders, or this Proxy Statement, as applicable, to a shareholder at a shared address to which a single copy of the document was delivered.

WHY DID I RECEIVE A NOTICE IN THE MAIL REGARDING THE INTERNET AVAILABILITY OF THE PROXY MATERIALS INSTEAD OF A PAPER COPY OF THE PROXY MATERIALS?

In accordance with rules of the Securities and Exchange Commission we have elected to furnish to our shareholders this Proxy Statement and our Annual Report on Form 10-K by providing access to these documents on the Internet rather than mailing printed copies. Accordingly, the Notice of Internet Availability of Proxy Materials is being mailed to our shareholders of record and beneficial owners (other than those who previously requested printed copies or electronic delivery of our proxy materials), which will direct shareholders to a website where they can access our proxy materials and view instructions on how to vote online or by telephone. If you would prefer to receive a paper copy of our proxy materials, please follow the instructions included in the Notice.

Our Proxy Statement (including Notice of Annual Meeting) and our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 are available for shareholders at www.proxyvote.com. Instead of receiving future copies of our Proxy Statement (including Notice of Annual Meeting) and Annual Report to Shareholders by mail, shareholders can access these materials online. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to you; an electronic link to the proxy voting site will be provided to you. Shareholders of record can enroll at www.proxyvote.com for online access to future proxy materials. If you hold your shares in a bank or brokerage account, you also may have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your bank or broker regarding the availability of this service.

HOW DO I ACCESS THE VIRTUAL ANNUAL MEETING? WHO MAY ATTEND?

At the virtual annual meeting, shareholders will be able to listen to the meeting live and vote. To be admitted to the virtual annual meeting at www.virtualshareholdermeeting.com/CNNE2023, you must enter the 16-digit control number available on your proxy card if you are a shareholder of record or included in your voting instruction card and voting instructions you received from your broker, bank or other nominee. Although you may vote online during the annual meeting, we encourage you to vote via the Internet, by telephone or by mail as outlined in the Notice of Internet Availability of Proxy Materials or on your proxy card to ensure that your shares are represented and voted.

The meeting webcast will begin promptly at 10:00 a.m., Pacific Time, on June 21, 2023, and we encourage you to access the meeting prior to the start time.

Cannae Holdings, Inc.	8

WILL I BE ABLE TO ASK QUESTIONS DURING THE VIRTUAL ANNUAL MEETING?

Shareholders will be able to ask questions through the virtual meeting website during the meeting through www.virtualshareholdermeeting.com/CNNE2023. The Company will respond to as many appropriate questions during the annual meeting as time allows.

HOW CAN I REQUEST TECHNICAL ASSISTANCE DURING THE VIRTUAL ANNUAL MEETING?

A technical support line will be available on the meeting website for any questions on how to participate in the virtual annual meeting or if you encounter any difficulties accessing the virtual meeting.

CORPORATE GOVERNANCE

HIGHLIGHTS

Our board has adopted good governance practices, which promote the long-term interests of our shareholders and support accountability of our board of directors and management. Our board of directors has implemented the following measures to improve our overall governance practices. See “Corporate Governance and Related Matters” below for more detail on our governance practices.

•	Annual performance evaluations of the board of directors and committees

•	Stock ownership guidelines for our executive officers and directors

•	Clawback policy

•	Shareholders may act by written consent

•	Fully independent audit, compensation and corporate governance and nominating committees

•	No supermajority voting requirement for shareholders to act

•

Board of directors and committee oversight of risk, including environmental, social and governance (ESG) risk as it relates to, among other things, information security, cybersecurity, human capital management and health and safety risks

•	Annual review of committee charters and Corporate Governance Guidelines

•	We have three audit committee financial experts as defined by the rules of the Securities and Exchange Commission: Messrs. Stallings, Linehan and Willey

•

Corporate Governance Guidelines that expressly include diversity of age, gender, nationality, race, ethnicity, and sexual orientation as part of the criteria the corporate governance and nominating committee considers when selecting nominees for election to the board

•	Shareholder engagement on a variety of topics, including our corporate governance and executive compensation, as described below in “2022 Shareholder Engagement”

•	Eight of eleven independent directors

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2022 SHAREHOLDER ENGAGEMENT

We are committed to hearing and responding to the views of our shareholders on various matters. In the first half of 2022, we reached out to 14 of our top 20 shareholders (representing approximately 61% of our shares). We held meetings with our investors who expressed an interest in engaging with us where we discussed a variety of topics, including corporate governance and executive compensation matters. We report on and discuss our investor meetings with our board or board committees, as applicable.

We also engaged with numerous shareholders on various actions we took this year including our repurchases of Cannae stock, sales of Ceridian shares, the sale of our minority interest in Optimal Blue (including our receipt of additional shares of DNB common stock as partial consideration for the sale), the Trebia System1 Business Combination, sales of DNB securities, sales of System1 and Paysafe securities and our interests in Austerlitz Acquisition Corporation I (AUS) and Austerlitz Acquisition Corporation II (ASZ). Our board values the input of our shareholders and considers our shareholders’ feedback as a regular part of board discussions.

CORPORATE GOVERNANCE

AND RELATED MATTERS

CORPORATE GOVERNANCE GUIDELINES

Our Corporate Governance Guidelines provide, along with the charters of the committees of the board of directors, a framework for the functioning of the board of directors and its committees and establishes a common set of expectations as to how the board of directors should perform its functions. The Corporate Governance Guidelines address a number of areas including the size and composition of the board, board membership criteria and director qualifications, director responsibilities, board agenda, roles of the Chairman of the board of directors, the Chief Executive Officer and Lead Independent Director, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. The Corporate Governance Guidelines also provide that our board will consider all aspects of diversity (including diversity of age, gender, nationality, race, ethnicity and sexual orientation) in selecting nominees for director. A copy of our Corporate Governance Guidelines is available for review on the Investor Relations page of our website at www.CannaeHoldings.com.

CODES OF ETHICS

Our board of directors has adopted a Code of Ethics for Senior Financial Officers, which is applicable to our Chief Executive Officer, our Chief Financial Officer and our Chief Accounting Officer, and a Code of Business Conduct and Ethics, which is applicable to all of our directors, officers and employees. The purpose of these codes is to: (i) promote honest and ethical conduct, including the ethical handling of conflicts of interest; (ii) promote full, fair, accurate, timely and understandable disclosure; (iii) promote compliance with applicable laws and governmental rules and regulations; (iv) ensure the protection of our legitimate business interests, including corporate

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opportunities, assets and confidential information; and (v) deter wrongdoing. Our codes of ethics were adopted to reinforce our commitment to our longstanding standards for ethical business practices. Our reputation for integrity is one of our most important assets and each of our employees and directors is expected to contribute to the care and preservation of that asset. Under our codes of ethics, an amendment to or a waiver or modification of any ethics policy applicable to our directors or executive officers must be disclosed to the extent required under Securities and Exchange Commission and/or New York Stock Exchange rules. We intend to disclose any such amendment or waiver by posting it on the Investor Relations page of our website at www.CannaeHoldings.com.

Our Code of Business Conduct and Ethics and our Code of Ethics for Senior Financial Officers are available for review on the Investor Relations page of our website at www.CannaeHoldings.com.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE

ESG Overview

At Cannae, we understand the importance of a sustainable future to Cannae’s long-term growth and to the well-being of our companies. For this reason, we are committed to addressing ESG issues to better serve our employees, companies, business partners, and the communities where we live and work.

We seek to be transparent about our business practices, corporate governance, environmental impact, and our commitments to our stakeholders. To learn more about our efforts, please view our most recent reports via our website, www.investor.cannaeholdings.com. We anticipate publishing our next Environmental, Social & Governance Report in the summer of 2023.

Our commitment to ESG focuses on:

Responsible Investment: ESG is embedded across Cannae’s acquisition approach including in our due diligence of acquisition targets. We manage ESG issues in our acquisitions to help Cannae generate stronger returns for our shareholders while improving our impact on society.

Our companies each have unique impacts, and we monitor the management of ESG across our group of companies.

In order to maximize the value of each of our diverse assets, our management team takes an individualized approach with each company and reviews ESG practices that are material to a potential investment. Our review of acquisitions considers the following ESG factors:

•	Environmental: Energy, waste, water, sustainable products, and overall environmental footprint.

•	Social: Human capital management, workforce diversity, supplier diversity, and community engagement.

•	Governance: ESG oversight, board composition, data privacy and adherence to relevant ESG frameworks and standards.

Through Cannae’s long-term investments, as well as our own ESG efforts, we strive to be a trusted partner in our companies’ ESG journey.

Preserving the Environment: As a holding company, our direct operations and our environmental impact as a firm is relatively small. However, Cannae recognizes the importance of conducting

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business in an environmentally responsible manner and integrating environmental management best practices into both our business operations and the management of our companies. Cannae is continually improving our environmental management practices at our Las Vegas headquarters. From efforts to monitor and reduce our carbon footprint and energy use, reducing water consumption, and improving waste management, we are reducing our environmental impact.

Supporting Our Employees and Communities: We value our talented workforces and the outstanding contributions our employees make. We are dedicated to attracting, developing, and retaining talented teams through competitive compensation and benefits, and building a diverse and inclusive workplace. Cannae believes in the importance of volunteerism and philanthropy to strengthen and engage local communities across our portfolio companies. Through local community involvement, corporate initiatives, and philanthropic giving – as well as an active community volunteer ethos – we work to support the communities we all live in.

Operating Ethically: Our reputation is one of our most important assets and each of our employees and directors is expected to contribute to the care and preservation of that asset. We operate in ways that are fair, transparent, and compliant with law. We implement strong governance practices, policies, training, and reporting avenues to foster and support an ethos that all employees adhere to our expected standards for business integrity.

Board and ESG Oversight

Cannae is committed to strong governance systems and policies that promote fair, transparent and ethical business practices. To honor that commitment at the highest levels of the Company, our management team leads our ESG efforts with oversight from the audit committee, which reports our ESG progress and efforts to the board of directors.

ESG Risk Management

Cannae recognizes ESG risks, including climate change and severe weather conditions, cybersecurity risks, pandemics, war, and other catastrophic events may impact our business. At Cannae, we work diligently to identify, assess and manage material risks, including ESG risks, through our Enterprise Risk Management (ERM) program. Our ERM program conducts risk assessments to identify and assess our material business, operational and environmental risks and works with our management team to develop strategies and plans to mitigate and manage those risks.

Our ERM program is overseen by a group of highly qualified individuals and is tailored to the unique structure of our business. As a holding company with a small group of highly qualified employees, we are well positioned to maintain operations in the event of a disaster. Each of our various businesses separately maintain business continuity functions that adhere to the unique requirements of their business. Our quarterly report to the audit committee of our board of directors includes an update on our progress on the ERM program.

Diversity and Inclusion

Diversity is a key component of Cannae’s success, including our various portfolio companies. We believe that the diversity of our employees and directors provides a variety of ideas and perspectives that enables us to achieve superior business results. Cannae and its portfolio

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companies are committed to being equal opportunity employers and enhancing diversity and inclusion across our businesses.

Cannae’s Code of Business Conduct and Ethics prohibits discrimination and harassment. Our nondiscrimination policy is distributed to all employees as part of our employee handbook, which employees must acknowledge annually. Our employees participate in annual training programs covering topics such as the Code of Business Conduct and Ethics, and Reporting Harassment.

Our board of directors leads by example in its commitment to diversity. Our board’s commitment to diversity when selecting new director nominees has long been embedded in our Corporate Governance Guidelines, which provide that in selecting director nominees, our corporate governance and nominating committee considers, among other things, diversity of age, gender, nationality, race, ethnicity, and sexual orientation.

Data Privacy and Cybersecurity

Like most companies, Cannae and our portfolio companies are dependent on information technology. At our restaurant group, we are focused on making strategic investments in information security to protect our customers and information systems. Our investments include both capital expenditures and operating expenses for hardware, software, personnel, and consulting services. We apply a comprehensive approach to the mitigation of identified security risks, including monitoring management of our unconsolidated affiliates. As a holding company with relatively low volumes of personnel or third-party data, we have established policies and controls, including those related to privacy, information security and cybersecurity, and we employ a broad and diversified set of risk monitoring and risk mitigation techniques tailored to the unique nature of our business. Our employees participate in an annual Information Security Training.

Our board has a strong focus on cybersecurity. Our approaches to cybersecurity and privacy are overseen by the audit committee. At each regular meeting of the audit committee of our board of directors, our key management and Internal Audit group provide reports relating to existing and emerging risks at our companies, including, as appropriate, risk assessments, cyber and data security risks, and any security incidents. Our audit committee chairman reports on these discussions to our board of directors on a quarterly basis. The employees at our companies are the strongest assets in protecting their customers’ information and mitigating risk. We monitor their security practices, including training programs that focus on applicable privacy, security, legal, and regulatory requirements that provide ongoing enhancement of their respective security and risk cultures.

SELECT COMPANY ESG PROFILES

Dun & Bradstreet

As a global leader in commercial business information for nearly two centuries, Dun & Bradstreet takes a holistic and data-driven approach to sustainability. In today’s rapidly changing landscape, Dun & Bradstreet’s solutions help organizations meet the growing regulatory, ethical, environmental, and social demands that come with being a responsible business.

Recently, Dun & Bradstreet introduced its D&B ESG Intelligence capability, which delivers data and analytics built from the Dun & Bradstreet Data Cloud and established sustainability standards to

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help its customers to quantify and assess the impact of their business partners’ sustainability practices to their own performance. D&B ESG Intelligence provides extensive coverage, including business data coupled with public ESG-related information on more than 74 million private and public companies. With ESG data for entities in over 185 countries, Dun & Bradstreet has deep coverage among ESG data providers and provides solutions to the persistent challenge of limited ESG coverage of private companies.

Social responsibility has been embedded in Dun & Bradstreet’s DNA, through their approach to ethical business practices, supporting environmental sustainability and community engagement, for generations. Dun & Bradstreet recognizes that the success of its approach to sustainable business is powered by its team of more than 6,000 employees. From progressive family leave policies to robust performance management and career development programs, Dun & Bradstreet is committed to cultivating a workplace where everyone’s voice is valued and diversity, in all its forms, is welcomed. For the sixth consecutive year, Dun & Bradstreet has scored 100% and is recognized as a Best Place to Work for LGBTQ+ Equality by the Human Rights Campaign (HRC) Foundation’s Corporate Equality Index (CEI). The company also was endorsed for the third year by Disability:IN as a Best Place to Work for Disability Inclusion.

Through its global Do Good charitable giving program, Dun & Bradstreet employees volunteered 8,702 hours to 839 causes and contributed $1,048,734 through employer-matched employee donations and corporate giving.

Ceridian

Ceridian is focused on helping organizations enhance human capital management while supporting the communities where employees live and work. In 2022, Ceridian unveiled a new ESG strategy with five pillars that are critical to their performance as a leading corporate citizen: Governance and Trust, Our People, Tech for Good, Our Communities, and the Environment. Ceridian believes that tech for good and responsible innovation can have a positive impact on all stakeholders. Ceridian’s Dayforce Wallet product provides individuals with faster access to their earned pay, which helps them to cover both everyday expenses as well as urgent or unplanned costs. Ceridian is also promoting diversity, equity and inclusion within its workforce in order to improve outcomes for their people. In 2022, Ceridian established its’ Achieving Corporate Equity program to empower diverse, high-potential talent. Ceridian is committed to giving back to local communities. Through Ceridian Cares, an employee-driven charity, the company provides financial support to individuals and families struggling with basic needs and quality of life. In 2022, the organization and its workforce donated nearly $1 million to Ceridian Cares and hundreds of nonprofits around the world. For more detailed information regarding Ceridian’s ESG goals, programs, and initiatives, see Ceridian’s 2023 annual Ceridian ESG Report: www.ceridian.com/ESG.

The Restaurant Group

The Restaurant Group is building inclusive workplaces, while driving community outcomes in the areas where it operates. The Restaurant Group supports such national charitable organizations as The Folded Flag Foundation, Making Strides, Boys & Girls Clubs of America, Big Brothers Big Sisters of America, the American Cancer Society, the Muscular Dystrophy Association and St. Jude Children’s Research Hospital. In 2022, The Restaurant Group was the top corporate donor for The Folded Flag Foundation, with donations surpassing $750,000. Our restaurant companies delight in

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feeding their communities, which is especially critical in times of crisis. Whether providing food to victims of devastating natural disasters, feeding first responders in the wake of tornadoes or hurricanes, or nourishing healthcare workers who serve selflessly every day – if there is a need in the community, our Restaurant Group is there to serve. The Restaurant Group embraces diversity and inclusion across all of its brands. The Restaurant Group’s Diversity, Equity, and Inclusion Council is dedicated to educating, cultivating and inspiring team members of different backgrounds to appreciate and celebrate the varying ideas, perspectives and experiences of its diverse employee population. All team members enjoy equal access to opportunities throughout the organization as well as exciting ways to connect with each other and with its guests, enriching both the employment and guest experience. Additionally, the Women in Leadership group was created with a target of developing the Restaurant Group’s senior-most female leaders through unique experiences, developmental activities and networking.

Alight

Alight is defining the future of employee wellbeing through the power of its integrated health, wealth, wellbeing and payroll solutions powered by Alight Worklife® for more than 36 million users and their families around the world. In 2022, Alight published their inaugural Global Impact Report and launched an ESG page on Alight’s corporate website. Both can be found at alight.com/ about/esg. The Alight Global Impact Report details the work that is done every day to advance Alight’s ESG initiatives and highlights the progress made over the past year. In addition, Alight was recognized as a Great Place to Work® for five consecutive years, a Best Place to Work by parents@work, and was listed among the Top 100 Companies with Remote Jobs by FlexJobs for six consecutive years. Alight was also recognized in Seramount’s Inclusion Index for an inclusive workplace environment. Alight fosters a culture of respect and inclusion in various ways, including offering unconscious bias and diversity training, tracking gender diversity, and celebrating diversity through global cultural appreciation initiatives.

OUR BOARD

Our board is composed of William P. Foley, II, David Aung, Hugh R. Harris, C. Malcolm Holland, Mark D. Linehan, Frank R. Martire, Richard N. Massey, Erika Meinhardt, Barry B. Moullet, James B. Stallings, Jr. and Frank P. Willey, with Mr. Foley serving as our non-executive Chairman.

In 2022, our board held five meetings. All directors attended at least 75% of the meetings of the board and of the committees on which they served during 2022. Our board met quarterly and our non-management directors met periodically in executive sessions without management. Our Lead Independent Director presides over each executive session of our board. We do not, as a general matter, require our board members to attend our annual meeting of shareholders, although each of our directors is invited to attend our 2023 annual meeting. None of our directors attended our 2022 annual meeting.

DIRECTOR INDEPENDENCE

The board of directors determined that David Aung, Hugh R. Harris, C. Malcolm Holland, Mark D. Linehan, Erika Meinhardt, Barry B. Moullet, James B. Stallings, Jr., and Frank P. Willey are independent under the criteria established by the New York Stock Exchange (NYSE) and our Corporate Governance Guidelines. The board of directors also considered the additional NYSE

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independence considerations for compensation committee members and determined that current members Messrs. Moullet, Harris and Ms. Meinhardt are independent for purposes of service on the compensation committee.

In determining independence, the board considered all relationships that might bear on our directors’ independence from Cannae. The board of directors determined that William P. Foley, II is not independent because he is the Managing Member and a Senior Managing Director of the Manager. Mr. Massey is not independent because he is our Chief Executive Officer. Mr. Martire is no longer independent because he is a Managing Director of, and one of his children is an executive officer of entities affiliated with CSI LP that received a consulting fee of $2.1 million in connection with Cannae’s investment in CSI and the consulting fee exceeded 2% of CSI LP’s and its affiliates consolidated gross revenues for 2022.

In considering the independence of our independent directors, the board of directors considered the following factors:

•

Messrs. Harris and Willey each own a minority interest in Black Knight Sports and Entertainment LLC, which owns the Vegas Golden Knights. Mr. Foley is the majority owner and is Executive Chairman and Chief Executive Officer of Black Knight Sports and Entertainment LLC.

•

Mr. Willey and Ms. Meinhardt are independent in that they were never employed by Cannae. Ms. Meinhardt served as an executive at FNF and Mr. Willey was a partner in a law firm that received payments from FNF, in each case before the Split-Off in 2017, which was more than five years ago.

•	Our Manager may provide advisory services to entities for which our directors or executive officers are also directors or executive officers.

The board of directors determined that these relationships were not of a nature that would impair the independence of the members involved.

DIRECTOR RESIGNATION

In the event any incumbent director does not receive a majority of the votes cast and tenders his resignation to the Board, the Committee will consider and recommend to the Board whether to accept or reject the tendered resignation, or whether other action should be taken.

COMMITTEES OF THE BOARD

The board has three standing committees: an audit committee, a compensation committee and a corporate governance and nominating committee. The charter of each of the audit, compensation and corporate governance and nominating committee is available on the Investors page of our website at www.CannaeHoldings.com. Each committee reviews its charter annually. Shareholders also may obtain a copy of any of these charters by writing to the Corporate Secretary at the address set forth under “Available Information.”

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CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

The current members of the corporate governance and nominating committee are Hugh R. Harris (Chair), David Aung and C. Malcolm Holland. Each of Messrs. Harris, Aung and Holland was deemed to be independent by the board, as required by the New York Stock Exchange. Our corporate governance and nominating committee reviews its charter annually. The corporate governance and nominating committee met once in 2022.

The primary functions of the corporate governance and nominating committee, as identified in its charter, are:

•	Identifying individuals qualified to become members of the board and making recommendations to the board regarding nominees for election;

•	Reviewing the independence of each director and making a recommendation to the board with respect to each director’s independence;

•	Developing and recommending to the board the corporate governance principles applicable to us and reviewing our Corporate Governance Guidelines at least annually;

•	Making recommendations to the board for directors to fill vacancies in the membership of the audit, compensation and corporate governance and nominating committees;

•

Overseeing the evaluation of the performance of the board and its committees on a continuing basis, including an annual self-evaluation of the performance of the corporate governance and nominating committee;

•	Considering director nominees recommended by shareholders; and

•	Reviewing our overall corporate governance and reporting to the board on its findings and any recommendations.

AUDIT COMMITTEE

The current members of the audit committee are James B. Stallings, Jr. (Chair), Mark D. Linehan and Frank P. Willey.

The board has determined that each of the current audit committee members is financially literate and independent as required by the rules of the Securities and Exchange Commission and the New York Stock Exchange and each is an audit committee financial expert, as defined by the rules of the Securities and Exchange Commission. Our audit committee reviews its charter annually. The audit committee met 6 times in 2022.

The primary functions of the audit committee include:

•	Appointing, compensating and overseeing our independent registered public accounting firm;

•	Reviewing and approving the annual audit plan for the Company;

•	Overseeing the integrity of our financial statements and our compliance with legal and regulatory requirements;

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•	Discussing the annual audited financial statements and unaudited quarterly financial statements with management and the independent registered public accounting firm;

•

Establishing procedures for the receipt, retention and treatment of complaints (including anonymous complaints) we receive concerning accounting, internal accounting controls, auditing matters or potential violations of law;

•	Approving audit and non-audit services provided by our independent registered public accounting firm;

•	Discussing earnings press releases before they are issued and the nature of the financial information provided to analysts and rating agencies;

•

Discussing with management our policies and practices with respect to risk assessment and risk management, enterprise risk and ESG risk oversight, including as it relates to human capital management and health and safety risk;

•

Reviewing any material transaction between the Company and each of our Chief Financial Officer and Chief Accounting Officer that has been approved by the General Counsel in accordance with our Code of Ethics for Senior Financial Officers, and providing prior written approval of any material transaction between us and our Chief Executive Officer or President, as applicable; and

•	Producing an annual report for inclusion in our proxy statement, in accordance with applicable rules and regulations.

REPORT OF THE AUDIT COMMITTEE

The audit committee of the board of directors submits the following report on the performance of certain of its responsibilities for the year 2022:

The primary function of our audit committee is oversight of (i) the quality and integrity of our financial statements and related disclosures, (ii) our compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, and (iv) the performance of our internal audit function and independent registered public accounting firm. Our audit committee acts under a written charter, and reviews the adequacy of its charter at least annually. Our audit committee is comprised of the three directors named below, each of whom has been determined by the board of directors to be independent as defined by New York Stock Exchange independence standards. In addition, our board of directors has determined that each of Messrs. Stallings, Linehan and Willey is an audit committee financial expert as defined by the rules of the Securities and Exchange Commission.

In performing our oversight function, we reviewed and discussed with management and Deloitte, our independent registered public accounting firm, our audited financial statements as of and for the year ended December 31, 2022. Management and Deloitte reported to us that our consolidated financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of Cannae and its subsidiaries in conformity with generally accepted accounting principles. We also discussed with Deloitte the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission.

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We have received and reviewed the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and have discussed with Deloitte their independence. In addition, we have considered whether Deloitte’s provision of non-audit services to us is compatible with their independence.

Finally, we discussed with our internal auditors and Deloitte the overall scope and plans for their respective audits. We met with Deloitte at each meeting. Management was present for some, but not all, of these discussions. These discussions included the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting.

Based on the reviews and discussions referred to above, we recommended to our board of directors that the audited financial statements referred to above be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and that Deloitte be appointed independent registered public accounting firm for Cannae for 2023.

In carrying out our responsibilities, we look to management and the independent registered public accounting firm. Management is responsible for the preparation and fair presentation of Cannae’s financial statements and for maintaining effective internal control. Management is also responsible for assessing and maintaining the effectiveness of internal control over the financial reporting process. The independent registered public accounting firm is responsible for auditing Cannae’s annual financial statements and expressing an opinion as to whether the statements are fairly stated in conformity with generally accepted accounting principles. The independent registered public accounting firm performs its responsibilities in accordance with the standards of the Public Company Accounting Oversight Board. Our members are not professionally engaged in the practice of accounting or auditing and are not experts under the Exchange Act in either of those fields or in auditor independence.

The foregoing report is provided by the following independent directors, who constitute the committee:

AUDIT COMMITTEE

James B. Stallings, Jr. (Chair)

Mark D. Linehan

Frank P. Willey

COMPENSATION COMMITTEE

The current members of the compensation committee are Barry B. Moullet (Chair), Hugh R. Harris and Erika Meinhardt. Mr. Harris began service on the compensation committee in February 2023 at which time Mr. Martire stepped down from the committee. Each current member of the compensation committee was deemed to be independent by the board, as required by the New York Stock Exchange. The compensation committee met four times during 2022. Our compensation committee reviews its charter annually. The functions of the compensation committee include the following:

•

Reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluating their performance in light of those goals and objectives, and setting the Chief Executive Officer’s compensation level based on this evaluation;

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•	Setting salaries and approving incentive compensation and equity awards, as well as compensation policies, for all other officers who are designated as Section 16 officers by our board;

•	Making recommendations to the board with respect to equity-based plans that are subject to board approval;

•	Approving any employment or severance agreements with our Section 16 officers;

•	Granting any awards under equity compensation plans and annual bonus plans to our Chief Executive Officer and Section 16 Officers;

•	Approving the compensation of our directors; and

•	Producing an annual report on executive compensation for inclusion in our proxy statement, in accordance with applicable rules and regulations.

For more information regarding the responsibilities of the compensation committee, please refer to the section of this proxy statement entitled “Compensation Discussion and Analysis and Executive and Director Compensation.”

BOARD LEADERSHIP STRUCTURE

We have separated the positions of Chairman of the board of directors and Chief Executive Officer in recognition of the differences between the two roles. Separating these positions allows our Chief Executive Officer to focus more directly upon executing on the Company’s strategic objectives and business plan, providing day-to-day leadership and guiding senior management through the implementation of our strategic initiatives. It also allows our non-executive Chairman to utilize his time to focus on our long-term strategy, and to set the agenda for board meetings and preside over meetings of the full board.

Lead Independent Director. Erika Meinhardt has served as our Lead Independent Director since February 2023. Mr. Martire served as Lead Independent Director until February 2023. Ms. Meinhardt has extensive board governance experience and a deep understanding of the Company’s business from serving on our board since our Split-Off from FNF. Our Lead Independent Director coordinates the activities of the other non-employee directors and performs such other duties and responsibilities as the board may determine. These responsibilities include:

•	Preside at meetings of the board of directors in the absence of, or upon the request of, the Chairman;

•	Call and preside over all executive meetings of non-employee directors and independent directors and report to the board, as appropriate, concerning such meetings;

•

Review information sent to the board, as well as board meeting agendas and schedules in collaboration with the Chairman to ensure that there is sufficient time for discussion of all agenda items and recommend matters for the board to consider and information to be provided to the board;

•

Serve as a liaison and supplemental channel of communication between non-employee/ independent directors and the Chairman without inhibiting direct communications between the Chairman and other directors;

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•	Serve as the principal liaison for consultation and communication between the non-employee/ independent directors and shareholders;

•	Advise the Chairman concerning the retention of advisors and consultants who report directly to the board; and

•	Be available to major shareholders for consultation and direct communication.

We believe this leadership structure is appropriate and allows our Chief Executive Officer and non-executive Chairman to focus on the responsibilities of their respective offices while creating a collaborative relationship that benefits our Company.

ROLE IN RISK OVERSIGHT

The board of directors administers its risk oversight function directly and through committees. The audit committee oversees our financial reporting process, risk management program, including as it relates to ESG, human capital management and health and safety risks, legal and regulatory compliance, performance of the independent auditor, internal audit function, and financial and disclosure controls. The audit committee also receives quarterly reports on compliance matters.

On an ongoing basis, management identifies strategic risks of Cannae and aligns both its disclosure controls and procedures and its annual audit plan with the identified and addressable risks. Risks are evaluated over all timeframes, however the focus of management’s risk assessment is on risks to the long term viability of Cannae. Risks with the potential for an adverse impact to the Company in the near term are prioritized to the extent they present a risk to the viability of the Company. Management presents updates on the current year progress of the Company’s risk management program to the audit committee quarterly. At least annually (or more frequently in the event of material changes to the Company) the update to the audit committee includes a summary of management’s complete reassessment of the Company’s risk and control environment.

Our board has a strong focus on cybersecurity. At each regular meeting of the audit committee of our board of directors, management provides reports relating to existing and emerging risk at our companies, including, as appropriate, cyber and data security risks. Management also periodically reports to the audit committee on matters relating to our environmental sustainability policies and programs. Our audit committee chairman reports on these discussions to our board of directors on a quarterly basis.

The corporate governance and nominating committee considers the adequacy of our governance structures and policies, including as they relate to ESG. The compensation committee reviews and approves our compensation and other benefit plans, policies and programs and those of our various companies and considers whether any of those plans, policies or programs creates risks that are likely to have a material adverse effect on Cannae. Each committee provides reports on its activities to the full board of directors.

Cannae’s commitment to corporate responsibility means integrating it into our business, including how we manage ESG topics. Our board and its committees oversee the execution of our ESG strategies and initiatives as part of our oversight of the overall strategy and risk management. The Environmental, Social and Governance section beginning on page 11 further outlines our approach to these issues.

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CONTACTING THE BOARD

Any shareholder or other interested person who desires to contact any member of the board or the non-management members of the board as a group may do so by writing to: Board of Directors, c/o Corporate Secretary, Cannae Holdings, Inc., 1701 Village Center Circle, Las Vegas, Nevada 89134. Communications received are distributed by the Corporate Secretary to the appropriate member or members of the board.

CERTAIN INFORMATION

ABOUT OUR DIRECTORS

DIRECTOR CRITERIA, QUALIFICATIONS AND EXPERIENCE AND PROCESS FOR SELECTING DIRECTORS

We actively manage and operate a group of companies that include our minority ownership in DNB, Paysafe, Alight, System1, Sightline, CSI and BKFE; and our majority equity ownership stakes in O’Charley’s and 99 Restaurants, and various other companies and minority equity investments primarily in the real estate and financial services industries. Our board and management are currently focused on executing our long-term strategy of continuing our activities with respect to our business investments to achieve superior financial performance to maximize the value of those assets and to continue to pursue similar acquisitions in businesses and to grow and achieve superior financial performance with respect to such newly acquired businesses.

Our board and the corporate governance and nominating committee are committed to include the best available candidates for nomination to election to our board based on merit. Our board and our corporate governance and nominating committee will continuously evaluate our board’s composition with the goal of developing a board that meets our strategic goals, and one that includes diverse, experienced and highly qualified individuals.

The corporate governance and nominating committee does not set specific, minimum qualifications that nominees must meet in order for the committee to recommend them for election to the board, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account our needs and the overall composition of the board. In accordance with our Corporate Governance Guidelines, the corporate governance and nominating committee considers, among other things, the following criteria in fulfilling its duty to recommend nominees for election as directors:

•	Personal qualities and characteristics, accomplishments and reputation in the business community;

•	Current knowledge and contacts in the communities in which we do business and, in our industry, or other industries relevant to our business;

•	Ability and willingness to commit adequate time to the board and committee matters;

•	The fit of the individual’s skills and personality with those of other directors and potential directors in building a board that is effective, collegial and responsive to our needs; and

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•

Diversity of viewpoints, background, experience, and other demographics, and all aspects of diversity in order to enable the board to perform its duties and responsibilities effectively, including candidates with a diversity of age, gender, nationality, race, ethnicity, and sexual orientation.

Each year in connection with the nomination of candidates for election to the board, the corporate governance and nominating committee evaluates the background of each candidate, including candidates that may be submitted by shareholders.

COMPOSITION, TENURE, RECENT REFRESHMENT AND DIVERSITY

We believe that the current composition of our board will serve us well and that our current directors possess a strong mix of relevant experience, skills and qualifications that will result in a well- functioning board that effectively oversees our long-term strategy. Our board, which is composed of directors who have a strong understanding of our business, operational and strategic goals, as well as our strategic goals and the risks we face, will be crucial to our ability to effectively execute on our long-term strategy.

Our board is committed to examining ways to continue to foster the diversity of our board across many dimensions to ensure that it operates at a high functioning level and reflects the board’s commitment to inclusiveness. Specifically, the corporate governance and nominating committee is focused on considering highly qualified individuals with diverse backgrounds as candidates for nomination as directors.

Since the Split-Off in 2017, we have refreshed our board and added diverse individuals with the skills and expertise to oversee our long-term strategy. Four of our eleven directors identify themselves as having diverse backgrounds. In 2017, James B. Stallings, Jr., who is African American, and Erika Meinhardt joined our board. In February 2019, our board codified its commitment to consider all aspects of diversity when selecting new director nominees, including candidates with a diversity of age, gender, nationality, race, ethnicity, and sexual orientation by integrating it into the director selection criteria in our Corporate Governance Guidelines.

In February 2021, David Aung and Barry B. Moullet, both of whom identified themselves as having diverse backgrounds, joined our board. Mr. Aung has extensive investment management and risk and analysis experience with various classes of assets and a broad knowledge of the technology used in that analysis and reporting. Mr. Moullet has extensive experience in the Foodservice industry, including consulting and executive leadership experience, as well as his significant board experience.

The corporate governance and nominating committee considers qualified candidates suggested by current directors, management and our shareholders in a substantially similar manner. Shareholders can suggest qualified candidates for director to the corporate governance and nominating committee by writing to our Corporate Secretary at 1701 Village Center Circle, Las Vegas, Nevada 89134. The submission must provide the information required by, and otherwise comply with the procedures set forth in, Section 3.1 of our bylaws. Section 3.1 also requires that the nomination notice be submitted by a prescribed time in advance of the meeting. See “Shareholder Proposals and Nominations” below.

23	Cannae Holdings, Inc.

GOVERNANCE AND BOARD STRUCTURE

Our board has adopted good governance practices, which promote the long-term interests of our shareholders and support accountability of our board of directors and management. See “Corporate Governance Highlights” above for measures implemented by our board of directors to improve our overall governance practices.

Our board of directors has since our Split-Off been divided into three classes, with each class serving a staggered three-year term. In each of the last three years, our board considered whether to declassify the board of directors. Our board has determined that it is in the best interest of Cannae and its shareholders to maintain its classified board structure at this time. Service for a three-year term encourages our directors to make decisions in the long-term interests of the Company and its shareholders. The board also considered that a classified board structure promotes board continuity and stability and ensures that, at any given time, there are experienced directors serving on the board who are familiar with Cannae’s business, strategic goals and culture. Our classified board structure also reduces the potential influences of certain investors and special interest groups with short-term agendas. In the past, we believe that Cannae’s common stock has traded at a discount to the company’s fair market value, and thus, a classified board structure protects the Company and its shareholders against abusive activist takeover tactics. We believe our classified board structure to be an effective means of protecting long-term shareholder interests against these types of abusive tactics. We have engaged with our shareholders on this topic.

Cannae Holdings, Inc.	24

INFORMATION ABOUT THE DIRECTOR NOMINEES AND CONTINUING DIRECTORS

The following matrix lists the skills and experience that we consider most important for our directors in light of our current business and structure. In addition, biographical information for our nominees proposed for election at the annual meeting as Class III directors of the Company, as well as our continuing Class I and Class II directors, including each directors’ relevant experience, qualifications, skills and diversity, is included below.

BOARD OF DIRECTORS

Director Skills, Qualifications & Experience:
Board of Directors Experience	●	●	●	●	●	●	●	●	●	●	●
Entrepreneur/Business Growth	●	●	●	●	●	●	●	●	●	●	●
CEO/Business Head/Leadership	●	●		●	●	●	●	●	●	●	●
Mergers & Acquisitions	●	●		●	●		●	●			●
International	●	●		●			●		●	●
Human Capital Management/ Compensation	●	●	●	●	●	●	●	●	●	●	●
Finance/Capital Allocation	●	●	●	●	●	●	●	●	●	●	●
Financial Literacy	●	●	●	●	●	●	●	●	●	●	●
Regulatory	●	●	●	●	●	●	●	●	●		●
Risk Management	●	●	●	●	●	●	●	●	●	●	●
Corporate Governance	●	●		●	●	●	●	●	●	●	●
Technology/Information Security	●	●	●	●	●		●	●		●	●
Legal	●	●									●
Marketing/Sales	●	●	●	●	●	●	●	●	●	●	●

25	Cannae Holdings, Inc.

BOARD OF DIRECTORS

Demographics: Race / Ethnicity
African American										●
Asian / Pacific Islander			●
White / Caucasian	●	●		●	●	●	●	●			●
Hispanic / Latino
Native American									●

Gender
Male	●	●	●	●	●	●	●		●	●	●
Female								●
Board Tenure	4	4	2	4	4	3	4	4	2	4	4
Age	78	67	43	72	63	60	75	64	65	67	69

NOMINEES FOR CLASS III DIRECTORS – TERM EXPIRING 2026 (IF ELECTED)

Name	Position with Cannae	Age

Hugh R. Harris	Chairman of Corporate Governance and Nominating Committee Member of the Compensation Committee	72

C. Malcolm Holland	Member of the Corporate Governance and Nominating Committee	63

Mark D. Linehan	Member of the Audit Committee	60

Hugh R. Harris has served as a director of Cannae since November 2017. Mr. Harris is retired, and formerly served as President, Chief Executive Officer and a director of Lender Processing Services, Inc. (LPS) from October 2011 until January 2014, when it was acquired by FNF. Prior to joining LPS, Mr. Harris had been retired since July 2007. Before his retirement, Mr. Harris served as President of the Financial Services Technology division at FNF from April 2003 until July 2007. Prior to joining FNF, Mr. Harris served in various roles with HomeSide Lending Inc. from 1983 until 2001, including President and Chief Operating Officer and later as Chief Executive Officer. Mr. Harris previously served on the board of directors of Austerlitz Acquisition Corporation I (AUS) and Austerlitz Acquisition Corporation II (ASZ), which were blank check companies, from February 2021 through December 2022 and on the board of directors of Foley Trasimene Acquisition Corporation (FTAC), which was a blank check company, from May 2020 until July 2021.

Mr. Harris’ qualifications to serve on our board include his leadership of complex businesses at FNF, FIS and LPS, including with respect to corporate strategy, operational oversight, mergers and acquisitions and corporate governance.

Cannae Holdings, Inc.	26

C. Malcolm Holland has served as a director of Cannae since November 2017. Mr. Holland founded Veritex Holdings, Inc., where he has served as Chairman of the Board and Chief Executive Officer since 2009, and as Chairman of the Board, Chief Executive Officer and President of Veritex Bank since its inception in 2010. Mr. Holland began his career in 1982 as a credit analyst and commercial lender at First City Bank. In 1984, Mr. Holland joined Capital Bank as a vice president of commercial lending. From 1985 to 1998, Mr. Holland was an organizer and executive vice president of EastPark National Bank, a de novo bank that opened in 1986. EastPark National Bank was acquired by Fidelity Bank of Dallas in 1995, and Mr. Holland served as executive vice president and head of commercial lending for Fidelity Bank of Dallas from 1995 to 1998, when the bank was acquired by Compass Bank. From 1998 to 2000, Mr. Holland served as senior vice president and head of business banking for Compass Bank. Mr. Holland served as President of First Mercantile Bank from 2000 to 2002, when the bank was acquired by Colonial Bank. From 2003 to 2009, Mr. Holland served as Chief Executive Officer for the Texas Region of Colonial Bank. Mr. Holland also served as a director of Foley Trasimene Acquisition Corp. II (FTAC II), which was a blank check company, from August 2020 until March 2021. He is a past president of the Texas Golf Association and served on the Executive Committee of the United States Golf Association from 2013 through 2016. Mr. Holland is an active member and chairman of the business advisory committee of Watermark Community Church. He has served as chairman of the College Golf Fellowship from 2002 to 2013. Mr. Holland received his Bachelor of Business Administration from Southern Methodist University in 1982.

Mr. Holland’s qualifications to serve on our board include his extensive experience leading and growing complex business organizations, including with respect to corporate strategy and mergers and acquisitions, and his more than 30 years of experience in the banking industry.

Mark D. Linehan has served as a director of Cannae since September 2019. Mr. Linehan has served as President and Chief Executive Officer of Wynmark Company, a private real estate investment and development company, since he founded the company in 1993. Prior to founding Wynmark Company, he served as a Senior Vice President with the Trammell Crow Company in Los Angeles, California. Prior to working for Trammell Crow Company, Mr. Linehan worked for Kenneth Leventhal & Co., a Los Angeles-based public accounting firm specializing in the real estate industry which is now part of Ernst & Young LLP. Mr. Linehan has served on the board of Hudson Pacific Properties, Inc. since 2010. Mr. Linehan previously served as a member of the board of Trebia from 2020 to 2022, FTAC II from 2020 to 2021, AUS and ASZ from February 2021 through December 2022, and previously served on the board of directors of Condor Hospitality Trust, Inc. Mr. Linehan has a Bachelor of Arts degree in Business Economics from the University of California, Santa Barbara and is a Certified Public Accountant.

Mr. Linehan’s qualifications to serve on our board include his expertise in accounting matters, his experience in founding and growing Wynmark Company, and his experience as a public company director.

27	Cannae Holdings, Inc.

INCUMBENT CLASS I DIRECTORS – TERM EXPIRING 2024

Name	Position with Cannae	Age

William P. Foley, II	Chairman of the Board	78

David Aung	Member of Corporate Governance and Nominating Committee	43

Frank R. Martire	Director	75

Richard N. Massey	Chief Executive Officer, Director	67

William P. Foley, II has served as our Chairman since July 2017 and our non-executive Chairman since May 2018. Mr. Foley is the Managing Member and a Senior Managing Director of Trasimene Capital Management, LLC, a private company that provides certain management services to Cannae, since November 2019. Mr. Foley has served as non-executive Chairman of the board of directors of Dun & Bradstreet since February 2019 and as Executive Chairman since February 2022. Mr. Foley has served as non-executive Chairman of the board of directors of FNF since 1984. He previously served as Chief Executive Officer of FNF until May 2007 and as President of FNF until December 1994. Mr. Foley has also served as Executive Chairman of FG since November 2022. Mr. Foley has served as the non-executive Chairman of the board of directors of Alight since April 2021 and served on the board of its predecessor, FTAC from May 2020 until April 2021. Mr. Foley served as director of System1 from January 2022 until March 2023. From January 2014 until June 2021, Mr. Foley also served as Chairman of the Board of Black Knight, Inc. and its predecessors, and he served as non-executive Chairman of the board of directors of Paysafe and its predecessor, FTAC II, from March 2020 until March 2022. Mr. Foley formerly served as Co-Chairman of FGL Holdings, as a director of Ceridian from September 2013 to August 2019 and as Vice Chairman of FIS. Mr. Foley also formerly served as a director of ASZ, AUS and Trebia, which were blank check companies, but resigned from those boards in April 2021. Mr. Foley served as the Chairman of Foley Wines, Ltd, a New Zealand company from September 2012 until March 2023. After receiving his B.S. degree in engineering from the United States Military Academy at West Point, Mr. Foley served in the U.S. Air Force, where he attained the rank of captain. Mr. Foley received his Master of Business Administration from Seattle University and his Juris Doctor from the University of Washington.

Mr. Foley also serves on the board of various foundations and charitable organizations.

Mr. Foley provides high-value added services to our board and has sufficient time to focus on Cannae. See “The Impact of William P. Foley, II” above for further information on Mr. Foley’s demonstrated expertise and transformative impact on public companies throughout his career. His qualifications to serve on our board include more than 30 years as a director and executive officer of FNF, his long and deep knowledge of our business and industry, his strategic vision, his experience as a board member and executive officer of public and private companies in a wide variety of industries, and his strong track record of building and maintaining shareholder value and successfully negotiating and implementing mergers and acquisitions.

We believe that Mr. Foley is able to fulfill his roles and devote sufficient time and attention to his duties as our Chairman and as a director and/or officer of other companies where we have an interest.

Cannae is a holding company and Mr. Foley is not charged with overseeing the day-to-day operations of Cannae’s various businesses. With his three decades of preeminent operational experience, Mr. Foley has a proven track record of being able to dedicate significant time and

Cannae Holdings, Inc.	28

attention to the businesses of which he is a part. Mr. Foley has attended 100% of Cannae’s board meetings.

David Aung has served as a director of Cannae since February 2021. Mr. Aung has served as an Investment Officer at the City of San Jose Office of Retirement Services since July 2018. Mr. Aung helped develop venture capital strategy and is responsible for diligence on prospective venture capital managers and alternative venture opportunities and matters relating to risk management and fund performance reporting. Mr. Aung served as a Principal of KKR Credit’s Risk and Analytics Group from October 2010 to April 2017. Prior to that, Mr. Aung served in roles of increasing responsibility with Trust Company of the West from April 2005 to October 2010. Mr. Aung received his B.A. in Economics from the University of California Los Angeles and his M.S. in Financial Engineering from Claremont Graduate University.

Mr. Aung’s qualifications to serve on our board include his extensive investment management and risk and analysis experience with various classes of assets and his broad knowledge of the technology used in that analysis and reporting.

Frank R. Martire has served as a director of Cannae since November 2017 and served as our Lead Independent Director from 2020 to 2023. Mr. Martire is the founder of Bridgeport Partners, a private investment firm with a long-term, value oriented approach to investing. Mr. Martire has served as the Executive Chairman of NCR Corporation since May 2018 and as Chairman of J. Alexander’s Holdings, Inc. from September 2015 until May 2019 and Lead Independent Director from May 2019 until it was sold in September 2021. Mr. Martire also served as a director of Trebia and now serves as a director of System1, since January 2022. Mr. Martire served as Chairman of

FIS from January 2017 until May 2018, and as Executive Chairman of FIS from January 2015 through December 2016. Mr. Martire served as Chairman of the Board and Chief Executive Officer of FIS from April 2012 until January 2015. Mr. Martire joined FIS as President and Chief Executive Officer after its acquisition of Metavante Corporation (Metavante) in October 2009, where he had served as Chairman of the Board and Chief Executive Officer since January 2003. Mr. Martire served as President and Chief Operating Officer, Financial Institution Systems and Services Group, of Fiserv, Inc. from 1991 to 2001.

Mr. Martire’s qualifications to serve on our board include his years of experience in providing technology solutions to the banking industry, particularly his experience with FIS and Metavante, his knowledge of and contacts in the financial services industry, his strong leadership abilities and his experience in driving growth and results in large complex business organizations.

Richard N. Massey has served as Chief Executive Officer of Cannae since November 2019 and has served on the Cannae board of directors since June 2018. In Mr. Massey’s role as our Chief Executive Officer, he serves as an executive and/or director of Cannae and some of our companies. Mr. Massey participates in the ongoing management of our companies to help them to grow and succeed in furtherance of our and our shareholders’ interests. In this capacity, Mr. Massey has served as a director of DNB since February 2019 and has served as a member of the board of Alight since April 2021 and its predecessor FTAC from May 2020 until April 2021. Mr. Massey previously served on the board of FTAC II from July 2020 until March 2021 prior to its business combination with Paysafe. Mr. Massey served as Chief Executive Officer of ASZ and AUS, which were blank check companies, from January 2021 through December 2022 and also previously served as a director of AUS and ASZ until April 2022.

29	Cannae Holdings, Inc.

Mr. Massey is a Senior Managing Director of Trasimene Capital Management, LLC, a privately held company, which provides certain management services to Cannae, since November 2019. Mr. Massey is also a longtime partner of Westrock Capital Partners and Bear State Advisors, both privately held multi-family investment partnerships. Mr. Massey was Chief Strategy Officer and

General Counsel of Alltel Corporation from January 2006 to January 2009. From 2000 until 2006, Mr. Massey served as Managing Director of Stephens Inc., a private investment bank, during which time his financial advisory practice focused on software and information technology companies. Mr. Massey formerly served as Chairman of Bear State Financial, Inc., and as a director of FNF, Black Knight, FGL Holdings and FIS. He also serves as a director of the Oxford American Literary Project, and as Chairman of the Board of the Arkansas Razorback Foundation.

Mr. Massey has a long and successful track record in corporate finance and investment banking, a financial, strategic and legal advisor to public and private businesses, and identifying, negotiating and consummating mergers and acquisitions.

We believe that Mr. Massey is able to fulfill his roles and devote sufficient time and attention to his duties as a director and as our Chief Executive Officer and as a director of two other public companies where we have an interest (Alight and DNB). In particular, Cannae is a holding company and Mr. Massey is not charged with overseeing the day-to-day operations of Cannae’s various businesses. We believe that Mr. Massey has the ability to devote sufficient time to the board and his position as Chief Executive Officer of Cannae, as evidenced by his 100% attendance at board meetings and his active participation.

CLASS II DIRECTORS – TERM EXPIRING 2025

Name	Position with Cannae	Age

Erika Meinhardt	Lead Independent Director Member of the Compensation Committee	64

Barry B. Moullet	Chairman of the Compensation Committee	65

James B. Stallings, Jr.	Chairman of the Audit Committee	67

Frank P. Willey	Member of the Audit Committee	69

Erika Meinhardt has served as a director of Cannae since July 2018 and as Lead Independent Director of Cannae since February 2023. Ms. Meinhardt has served as Executive Vice President of FNF, our former parent, since January 2018. She previously served as President of National Agency Operations for FNF’s Fidelity National Title Group from February 2005 until January 2018. Prior to assuming that role she served as Division Manager and National Agency Operations Manager for FNF from 2001 to 2005. Ms. Meinhardt has served as a member of the board of directors of Alight since July 2021. Ms. Meinhardt also served as a member of the board of directors of ASZ and AUS, which were blank check companies, from February 2021 through December 2022. Ms. Meinhardt also previously served as a director of FTAC II from August 2020 to March 2021.

Ms. Meinhardt’s qualifications to serve on our board include her knowledge of our businesses she gained at FNF, and her experience in managing and growing complex business organizations as President of FNF’s National Agency Operations.

Cannae Holdings, Inc.	30

Barry B. Moullet has served as a director of Cannae since February 2021. Mr. Moullet has been the principal of BBM Executive Insights, LLC, a consulting firm specializing in the optimization of various supply chain management activities for foodservice clients, since June 2012. Mr. Moullet also served as Chief Supply Chain Officer and as a consultant for Focus Brands Inc. from January 2013 through July 2014. He served in various executive roles with Darden Restaurants Inc. from 1996 until 2012. Prior to his tenure with Darden Restaurants, Mr. Moullet’s previous roles include Vice President of Purchasing for Restaurant Services Inc. and Vice President of Purchasing for Kentucky Fried Chicken. Mr. Moullet received a B.S. in a double major of Chemistry and Marketing from the University of Wisconsin and his M.B.A. with an emphasis in Finance from the College of St. Thomas. Mr. Moullet also serves on the board of directors of RockSpoon Inc., a privately held company, and formerly served on the board of Cici’s Pizza prior to its acquisition. He is an Advisory Board Member and guest speaker for Cornell University’s School of Hotel Administration and is a member of the University of Wisconsin – Eau Claire Foundation Board and the University of Wisconsin – Eau Claire Real Estate Board.

Mr. Moullet’s qualifications to serve on our board include his extensive experience in the Foodservice industry, including consulting and executive leadership experience, as well as his significant board experience.

James B. Stallings, Jr. has served as a director of Cannae since January 2018. Since 2013, Mr. Stallings has been a Managing Partner of PS27 Ventures, LLC, a private investment fund focused on technology companies. From 2009 until his retirement in January 2013, Mr. Stallings served as General Manager of Global Markets in IBM’s Systems and Technology Group. From 2002 to 2009, Mr. Stallings served in a variety of roles at IBM Corporation, including General Manager, Enterprise Systems, IBM Systems and Technology Group. From 2000 to 2002, Mr. Stallings founded and ran E House, a consumer technology company, and prior to that, Mr. Stallings worked for Physician Sales & Services, Inc., a medical supplier. From 1984 to 1996, Mr. Stallings worked in various capacities for IBM Corporation. Mr. Stallings previously served as director of Trebia until January 2022. Mr. Stallings serves as a director of FIS.

Mr. Stallings qualifications to serve on our board include more than 25 years of experience in the information technology industry, including leadership roles in business management, strategy and innovation, his experience as an entrepreneur and his financial expertise.

Frank P. Willey has served as a director of Cannae since November 2017. He is a partner with the law firm of Hennelly & Grossfeld, LLP. Mr. Willey served as a director of FNF from 1984 until

November 2017 and served as Vice Chairman of the board of directors of FNF until February 2016. Mr. Willey served as President of FNF from January 1995 until March 2000. Mr. Willey served as Executive Vice President and General Counsel of FNF from 1984 through December 1994. Mr. Willey formerly served as a director of ASZ, a blank check company, from April 2021 until December 2022. He formerly served as a director of Pennymac Mortgage Investment Trust through September 2020.

Mr. Willey’s qualifications to serve on our board include his deep knowledge of our businesses and strategies that he gained while serving as a director of FNF, his experience leading and growing a complex business organization as President and Vice Chairman of FNF, and his financial literacy and legal expertise.

31	Cannae Holdings, Inc.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

The certificate of incorporation and the bylaws of the Company provide that our board shall consist of at least one and no more than twelve directors. Our directors are divided into three classes. The board determines the number of directors within these limits. The term of office of only one class of directors expires in each year. The directors elected at this annual meeting will hold office for their respective terms or until their successors are elected and qualified. The current number of directors is eleven. The board believes that each of the nominees will stand for election and will serve if elected as a director.

At this annual meeting, the persons listed below have been nominated to stand for election to the board as Class III directors for a three-year term expiring in 2026.

Hugh R. Harris

C. Malcolm Holland

Mark D. Linehan

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE LISTED NOMINEES.

CERTAIN INFORMATION

ABOUT OUR EXECUTIVE OFFICERS

The executive officers of the Company as of the date of this proxy statement are set forth in the table below, together with biographical information.

Name	Position with Cannae	Age

Richard N. Massey	Chief Executive Officer	67

Ryan R. Caswell	President	40

Bryan D. Coy	Executive Vice President and Chief Financial Officer	53

Peter T. Sadowski	Executive Vice President and Chief Legal Officer	68

Charles R. Curley, Jr.	Executive Vice President and General Counsel	52

Michael L. Gravelle	Executive Vice President, General Counsel and Corporate Secretary	61

Richard N. Massey has served as Chief Executive Officer of Cannae since November 2019 and a director of Cannae since June 2018. See “Information About The Director Nominees And Continuing Directors” section above for Mr. Massey’s biographical information.

Ryan R. Caswell has served as our President since February 2023. He previously served as Senior Vice President of Corporate Finance from September 2020 to February 2023. Mr. Caswell also serves as a Managing Director of Trasimene since September 2020. Mr. Caswell also serves, or has previously served, on the boards of Cannae investments including Amerilife, CorroHealth, FC Lorient, System1 (board advisor), and TripleTree Holdings, among others. Prior to joining

Cannae Holdings, Inc.	32

Cannae, Mr. Caswell was a Managing Director with the investment bank at BofA Securities, Inc. where he worked from 2008 to 2020.

Bryan D. Coy has served as our Chief Financial Officer since July 2020. From July 2020 through January 2023, Mr. Coy served as a Managing Director of Trasimene Capital Management, LLC, which provides certain management services to Cannae. Mr. Coy previously served as Chief Financial Officer of AUS and ASZ from January 2021 through December 2022. Mr. Coy also previously served as Chief Financial Officer of FTAC from July 2020 through July 2021, and of FTAC II from July 2020 through March 2021. Mr. Coy also served as Chief Financial Officer of Black Knight Sports & Entertainment, LLC, which is the private company that owns the Vegas Golden Knights, a National Hockey League team, from October 2017 to April 2021. He also served as Chief Financial Officer of Foley Family Wines from 2017 until 2019. Prior to that, Mr. Coy served as Chief Accounting Officer of Interblock Gaming, an international supplier of electronic gaming tables, from September 2015 to October 2017. He served as Chief Financial Officer – Americas and Global Chief Accounting Officer of Aruze Gaming America from July 2010 through September 2015.

Peter T. Sadowski has served as Executive Vice President, Chief Legal Officer of Cannae since April 2017, during which time he has had an increasing role and responsibilities. Mr. Sadowski has also served as Executive Vice President and Chief Legal Officer of FNF since 2008 and served as Executive Vice President and General Counsel of FNF from 1999 until 2008. Mr. Sadowski is a Trustee of the Folded Flag Foundation and the Vegas Golden Knights Foundation.

Charles R. Curley, Jr. has served as our Executive Vice President, General Counsel of Cannae since September 2022. Mr. Curley served as the Senior Vice President, Deputy General Counsel of FIS, from 2016 to 2022. He also served as Corporate Secretary of Reliance Financial Corporation and of Reliance Trust Company from 2016 to 2022. Mr. Curley was a Shareholder of Rogers Towers, P.A. from 1997 to 2015.

Michael L. Gravelle has served as Executive Vice President, General Counsel and Corporate Secretary of Cannae since April 2017. Mr. Gravelle has served as Executive Vice President, General Counsel and Corporate Secretary of FNF since January 2010 and Corporate Secretary since April 2008. Mr. Gravelle has also served as Executive Vice President and General Counsel of Black Knight and its predecessors since January 2014 and served as Corporate Secretary of Black Knight from January 2014 until May 2018. Mr. Gravelle previously served as General Counsel and Corporate Secretary of AUS and ASZ from January 2021 through December 2022, of FTAC II from July 2020 through March 2021 and of FTAC from March 2020 to July 2021.

COMPENSATION DISCUSSION

AND ANALYSIS AND EXECUTIVE

AND DIRECTOR COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation programs should be read with the compensation tables and related disclosures that follow. This discussion contains forward-looking statements that are based on our current plans and expectations regarding future compensation

33	Cannae Holdings, Inc.

programs. Actual compensation programs that we adopt may differ materially from the programs summarized in this discussion. The following discussion may also contain statements regarding corporate performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Overview

In this compensation discussion and analysis, we provide an overview of our named executive officers’ (named executive officer or NEO) compensation for fiscal year 2022.

In 2022, our named executive officers were:

•	Richard N. Massey, Chief Executive Officer

•	David W. Ducommun, President

•	Bryan D. Coy, Chief Financial Officer

•	Michael L. Gravelle, Executive Vice President, General Counsel and Corporate Secretary

Mr. Ducommun resigned from his position as President of the Company effective February 1, 2023 in order to accept another business opportunity. Mr. Ducommun continues to serve on the board of directors of certain of Cannae’s portfolio companies and will continue to assist the Company on capital market and fund-raising matters as they arise. Mr. Ducommun also stepped down from his role at the Manager in February 2023.

At that time, the board appointed Ryan R. Caswell to serve as President of Cannae. Mr. Caswell is also a Managing Director of the Manager and led sourcing, execution and management of many of Cannae’s investments and portfolio companies prior to his appointment as President. Mr. Caswell did not serve as an executive officer of Cannae during 2022 and therefore his compensation is not discussed in this Compensation Discussion & Analysis.

External Management

The Company, Cannae LLC, and the Manager entered into the Management Services Agreement which became effective September 1, 2019 (as amended), which sets forth the terms and condition of our relationship with our Manager. Our named executive officers Messrs. Massey, Ducommun and Coy, as well as our non-executive Chairman Mr. Foley, were members of the Manager in 2022.

Pursuant to the Management Services Agreement, certain services related to the management of the Company are conducted by the Manager through the authority delegated to it in the Management Services Agreement and in accordance with the operational objectives and business plans approved by the Company’s board of directors. Subject at all times to the supervision and direction of the board, the Manager is responsible for, among other things, (a) managing the day- to-day business and operations of the Company and its subsidiaries, (b) evaluating the financial and operational performance of the Company’s subsidiaries and other assets, (c) providing a management team to serve as some of the executive officers of the Company and its subsidiaries, and (d) performing (or causing to be performed) any other services for and on behalf of the Company and its subsidiaries customarily performed by executive officers and employees of a public company.

Cannae Holdings, Inc.	34

Pursuant to the terms of the Management Services Agreement, Cannae LLC pays the Manager a quarterly management fee equal to 0.375% (1.5% annualized) of the Company’s cost of invested capital (as defined in the Management Services Agreement) as of the last day of each fiscal quarter, payable in arrears in cash, as may be adjusted pursuant to the terms of the Management Services Agreement (the Management Fee). Cannae LLC is responsible for paying costs and expenses relating to the Company’s business and operations. Cannae LLC reimburses the Manager for documented expenses of the Manager incurred on the Company’s behalf, including any costs and expenses incurred in connection with the performance of the services under the Management Services Agreement. The total Management Fee paid or payable for the year ended December 31, 2022 from Cannae LLC to our Manager was approximately $40.1 million. The Management Fee was reduced in an amount equal to $0.5 million for the salaries paid by Cannae LLC to certain executive officers as described below.

As part of the externalization of our management, Cannae established the Manager Incentive Program (MIP) to make incentive payments to the manager through a carried interest program with respect to all of Cannae’s interests (other than Ceridian). See “Manager Incentive Program” section for further information.

The externally managed structure improves tax efficiency for Cannae and also for the Manager. We expect that all management fees and incentive payments will be effectively tax-deductible for Cannae. At the same time, incentive payments at the Manager can be structured to receive capital gains treatments instead of ordinary income tax treatment applicable to equity awards from Cannae.

The Management Services Agreement has an initial term of five years, expiring on September 1, 2024. The Management Services Agreement will be automatically renewed for one-year terms thereafter unless terminated by either the Company or the Manager in accordance with the terms of the Management Services Agreement.

The Company conducts its business through Cannae LLC in accordance with the terms of that certain Amended and Restated Operating Agreement of Cannae LLC (Operating Agreement) by and among Cannae LLC and the Company, the Manager and Cannae Holdco, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Company.

For so long as the Management Services Agreement is in effect, the Company, as managing member of Cannae LLC, authorizes the Manager to (a) designate officers of the Company and Cannae LLC and (b) perform, or cause to be performed, the services set forth in the Management Services Agreement.

EXECUTIVE SUMMARY

FINANCIAL HIGHLIGHTS

We are an externally managed holding company engaged in actively managing and operating a group of companies, which we are committed to supporting for the long-term. From time to time, we also seek to take meaningful majority and minority equity ownership stakes where we have the ability to control or significantly influence quality companies, and we bring the strength of our operational expertise to each of our subsidiaries. Our strategy for the Company is to continue to manage and operate the diversified businesses within our group of companies to create long-

35	Cannae Holdings, Inc.

term growth for those businesses in order to maximize the value of those businesses for our shareholders, and to pursue similar strategies and objectives when taking significant ownership stakes in new businesses.

Our goal is to acquire majority or minority interests in quality companies that are well-positioned in their respective industries, run by best-in-class management teams in industries that have attractive organic and acquired growth opportunities. We leverage our operational expertise and track record of growing industry leading companies in our active interaction with management of acquired companies, directly or through our board. This approach allows us to have a meaningful role in the operation of our acquired companies, through which we seek to help drive the success of those companies and ultimately provide value for our shareholders.

Our executive management team and the team of our Manager have a proven track record of identification and management of businesses. Their breadth of knowledge of capital markets allows us to identify companies and strategic assets with attractive value propositions, to structure ownership interests to maximize the value of our active engagement in the operation of those companies, and to create value and ultimately return the value created to shareholders.

Implementing this approach of generating shareholder value through our active involvement with our acquired companies, over the last eight years, Bill Foley and our executive management team have created approximately $3.3 billion in realized value for Cannae and its predecessor’s shareholders as summarized in the following table.

Cannae Significant Monetization and Value Creation Milestones (in millions)

Initial Acquisition	Disposition Timing	Company[1]	Disposition Method	Cash or Other Value Received at Disposition ($)	Original Investment – Cost ($)	Realized Value in Excess of Cost ($)

November 2007	Nov. 2018 - Jan. 2023	Ceridian[2]	Partial Sale	2,115.8	480.6	1,635.2

March 2020	September 2022	Amerilife	Partial Sale	242.5	90.3	152.2

February 2019	June 2021 - July 2022	Dun & Bradstreet	Partial Sale	313.2	266.4	46.8

September 2020	February 2022	Optimal Blue[3]	Sale	578.0	289.0	289.0

December 2019	Oct. 2020 - Feb. 2021	CoreLogic	Sale	481.7	292.1	189.6

December 2012	June 2017	One Digital	Sale	560.0	101.0	459.0

November 2007	2015 - 2016	Comdata / Fleetcor	Sale	330.3[4]	—	330.3

September 2012	September 2015	J. Alexander’s	Spin-off to shareholders	128.0[5]	79.0	49.0

December 2007	January 2015	Remy	Spin-off to shareholders	332.0[6]	83.8	248.2

Various	Various	Other[7]	Sales	325.6	449.0	(123.4)

Total				5,407.1		3,275.9

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1.	Refer to Cannae’s Annual Reports on Form 10-K covering the periods indicated for further information on each acquisition and subsequent value realization.

2.

Cost for Ceridian represents gross initial cost without factoring in historical distributions of Lifeworks Corporation Ltd. (Lifeworks) and FleetCor. Lifeworks and FleetCor acquired as distributions through our ownership of in Ceridian with no additional cash outlay by the Company.

3.	Black Knight acquired Cannae’s 20% interest in Optimal Blue for $144.5 million in cash and 21,825,816 shares of DNB stock on February 15, 2022.

4.

Represents Cannae and its predecessor’s cash proceeds from Ceridian HCM Holding, Inc.’s (Ceridian) sale of Comdata Inc. (Comdata) to FleetCor Technologies, Inc. (FleetCor) and subsequent sales of FleetCor stock.

5.	Based on $9.73 closing price per J. Alexander’s Holdings, Inc. share at spin-off on September 29, 2015.

6.	Based on $19.98 closing price per Remy International, Inc. (Remy) share at spin-off on January 2, 2015. Remy was later acquired by BorgWarner Inc. on November 10, 2015 for $29.50 per share.

7.	Primarily attributable to Lifeworks sale in 2018, Triple Tree and Colt in 2021, and Paysafe in 2022

The following is a summary of the significant current year monetization events.

Ceridian. On November 9, 2007, Fidelity National Financial, Inc. (FNF) as Cannae’s predecessor, along with a partner, acquired Ceridian for approximately $5.3 billion. Cannae contributed approximately $527 million of the total $1.6 billion equity funding for the acquisition. Over the next ten plus years, largely through Mr. Foley’s significant investments of time and efforts on behalf of Cannae and as a long-term director of Ceridian, Ceridian was transformed from a legacy mainframe business model to a modern cloud-based software-as-a-service business model. This hard work was rewarded on April 30, 2018, when Ceridian closed an initial public offering (IPO) of its common stock. Based on the three-day volume weighted average of Ceridian’s post-IPO closing stock prices of $29.90, our approximately 37 million share interest in Ceridian was worth approximately $1.1 billion at the time of the IPO, representing an increase in the value of our Ceridian interest of approximately $670.5 million (excluding gains related to certain Ceridian shares acquired through a private placement).

We retained the majority of our interest in Ceridian immediately following its IPO, and the value of our interest has increased substantially since the IPO, and as previously discussed, from 2018 through 2022 we have completed several secondary public offerings and sales of Ceridian shares.

During the year ended December 31, 2022, we completed the Ceridian Share Sales. See “General Information About the Company – Significant Transactions.” In connection with the Ceridian Share Sales, we received aggregate proceeds of approximately $285.7 million. Since December 31, 2022, we have completed the sale of an additional 1 million shares of CDAY for proceeds of $78 million.

Optimal Blue. On February 15, 2022 Black Knight purchased from us our entire 20% equity interest in Optimal Blue for a combination of $144.5 million in cash and approximately 21.8 million shares of DNB common stock, representing a book gain of approximately $313.0 million.

Dun & Bradstreet. . In July 2022, we completed the sale of 9.2 million shares of common stock of DNB to a broker pursuant to Rule 144. In connection with the sale, we received proceeds of $127.2 million and recorded a book gain of $23.2 million.

AmeriLife. During the year ended December 31, 2022, we completed the AmeriLife Sales. In connection with the AmeriLife Sales, we received aggregate proceeds of approximately $243 million and recorded a book gain of $176 million.

37	Cannae Holdings, Inc.

CorroHealth. On September 30, 2022, we completed the sale of all of our investment in CorroHealth. In connection with the sale, we received proceeds of approximately $79 million and recorded a book gain of $6 million.

OUR COMPENSATION PROGRAMS ARE DRIVEN BY OUR BUSINESS OBJECTIVES

Our compensation committee believes in a pay-for-performance compensation model that rewards our executives for the value created at our companies and returned to shareholders and incentivizes them to continue to seek to identify companies and strategic assets with attractive value propositions and structure and to operate businesses to maximize their value. At the same time, our compensation committee believes it is important to disincentive our executives from taking unnecessary risks. The compensation committee believes that our compensation programs are structured to foster these goals. Our compensation committee takes great care to develop and refine an executive compensation program that recognizes its stewardship responsibility to our shareholders while ensuring that our talent supports a culture of growth, innovation and performance without taking undue risk.

Our externally managed structure unlocks many benefits for Cannae including increasing our competitive positioning relative to our peers, incentivizing our existing management team, and enhancing our ability to recruit new managers as we grow the Company and work to deliver value to our shareholders. Our external management structure aligns our incentive compensation structure with creating shareholder value and provides meaningful shareholder protection by requiring achievement of both a high-water mark and an 8% IRR hurdle rate threshold in order to earn an incentive fee on monetizations that create value for our shareholders.

For 2022, our executive compensation approach was designed with the following goals:

•

Sound Program Design. We designed our compensation programs to fit with our company, our strategy and our culture. In light of our business model, and the unpredictable and often extended periods over which we hold our businesses, traditional annual cash incentives tied to financial performance metrics and performance-based vesting provisions in equity incentive awards with fixed, one to three-year performance periods would generally not provide the incentives needed to achieve our business objectives and maximize returns to our shareholders. We aim to deliver a sound compensation program, reflecting our business model and goal of achieving superior financial performance and maximizing the value of our businesses.

•

Pay for Performance. Our Investment Success Incentive Program (ISIP) is designed to help us maximize our return on our investment in Ceridian by aligning our named executive officers’ long-term incentive compensation with the returns related to Ceridian that inure to the benefits of our shareholders. As discussed below in “The Investment Success Incentive Program” section, in connection with the Externalization, our compensation committee made certain adjustments to the ISIP.

•	Competitiveness. Total compensation is intended to be competitive in order to attract, motivate and retain highly qualified and effective executives who can build shareholder value over the long-term.

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•	Shareholder Alignment and Risk Assumption. We place a strong emphasis on delivering long- term results for our shareholders and discourage excessive risk-taking by our executive officers.

We believe it is important to deliver strong results for our shareholders, and we believe our practice of linking compensation with corporate performance will help us to accomplish that goal.

2022 PERFORMANCE-BASED PAYMENTS

In 2022, Cannae achieved significant liquidity events relating to Ceridian that resulted in aggregate cash proceeds of $285.7 million and represents realized value in excess of the cost of the portion, for ISIP purposes, of our investment sold of approximately $167.4 million. Consistent with our pay-for- performance compensation philosophy and pursuant to our ISIP, we made cash payments under the ISIP to our named executive officers Messrs. Ducommun and Gravelle (but not to Messrs. Massey or Coy, who joined the Company in December 2019 and July 2020, respectively, and do not participate in the ISIP) and to Mr. Foley equal to an aggregate of 10% of the increase in value of the monetized portion of our Ceridian holdings over such portions value at the time of Ceridian’s IPO. Our former parent company, FNF, held an interest in Ceridian since 2007 without any payments made to Mr. Foley or our executive officers during the course of the investment until subsequent to Ceridian’s IPO in April 2018. Our compensation committee believes it is important to make these payments to our named executive officers and Mr. Foley in recognition of their significant investments of time and efforts, particularly as employees of FNF (prior to the Split-Off) and Cannae and, in Mr. Foley’s case, as a director of and advisor to Ceridian over more than ten years culminating in the Ceridian IPO and transformation of Ceridian into a successful public company. We believe this approach to compensating our executives and Mr. Foley, who were involved in and impacted the Ceridian transformation, encourages our named executive officers and Mr. Foley to continue to take a long- term view of their roles in managing our companies in order to maximize value for our shareholders. We believe that the preservation of our original interest and the superior gains recognized in the Ceridian IPO and subsequent partial sales would not have occurred but for the strategic vision, leadership and the investment of time and effort by our management team and Mr. Foley. See “Director Compensation” for additional information on Mr. Foley’s contribution to the success of Ceridian and the rationale behind his participation in the ISIP, and see the section titled “The Investment Success Incentive Program” for further discussion of the ISIP.

As a part of our externalized management, we established the Manager Incentive Program (MIP) with respect to Cannae’s businesses (other than Ceridian, which is covered by the ISIP). The MIP provides for carried interest payments to our Manager which include a hurdle rate (threshold) and a high-water mark. In 2022, our named executive officers Messrs. Massey, Ducommun and Coy and our non-executive Chairman Mr. Foley each had an interest in the Management Fee and MIP payments paid to the Manager in the year ended December 31, 2022 through their positions as members and equity holders of the Manager; however, the Manager is not obligated to pay any portion of such fees to any of our named executive officers for their services to Cannae or otherwise. See sections titled “Executive Compensation Paid by Our Manager” and “Manager Incentive Program.”

39	Cannae Holdings, Inc.

COMPENSATION BEST PRACTICES

We take a proactive approach to compensation governance. Our compensation committee regularly reviews our compensation programs and makes adjustments that are believed to be in the best interests of our company and our shareholders. As part of this process, we review compensation trends and consider current best practices, and have designed our compensation programs, all with the goal of continually improving our approach to executive compensation.

THINGS WE DO	THINGS WE DON’T DO

Retain an independent compensation consultant that reports solely to our compensation committee and does not provide our compensation committee services other than executive compensation consulting	Have supermajority voting provisions in our Certificate of Incorporation

Maintain robust stock ownership requirements	Provide tax gross ups or reimbursement of taxes

Maintain a clawback policy for incentive-based compensation	Have liberal change in control definitions

Limit perquisites	Provide our executives with modified single- trigger severance arrangements – which provide severance upon a voluntary termination of employment following a change in control

Undertake an annual review of compensation risk	Allow hedging and pledging transactions by our employees, executives or directors as applicable involving our securities without approval by the board

Require that any dividends or dividend equivalents on equity awards are subject to the same underlying vesting requirements applicable to the awards – that is, no payment of dividends or dividend equivalents are made unless and until the award vests

Have transparent executive compensation disclosures in our annual proxy statements

A policy that annual grants of restricted stock will utilize a vesting schedule of not less than three- years

2022 SHAREHOLDER ENGAGEMENT AND RESPONSE

At our 2022 annual meeting of shareholders, we held a non-binding advisory vote, also called a “say-on-pay” vote, on the compensation of our named executive officers as disclosed in the 2022 proxy statement. A majority of our shareholders approved our “say-on-pay” proposal, with 95.8% of the votes cast in favor of the proposal. In 2022, we engaged our shareholders to communicate with them our strategy, governance and executive compensation. We also reviewed written comments from proxy advisory firms, advice from our independent compensation consultant and other consultants, and considered market practices at peer companies.

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We are committed to hearing and responding to the views of our shareholders. In the first half of 2022, we reached out to 14 of our top 20 shareholders (representing approximately 61% of our shares). We held meetings with our investors who expressed an interest in engaging with us where we discussed a variety of topics, including our corporate governance and executive compensation matters. We report on and discuss our investor meetings with our board or board committees, as applicable.

We also engaged with numerous shareholders on various actions we took this year including our repurchases of Cannae stock, sales of Ceridian shares, the sale of our minority interest in Optimal Blue (including our receipt of additional shares of DNB common stock as partial consideration for the sale), sales of and further acquisition of DNB securities, the Trebia System1 Business Combination, sales of DNB securities, and sales of Paysafe securities. Our board values the input of our shareholders and considers our shareholders’ feedback as a regular part of board discussions.

OVERVIEW OF OUR

COMPENSATION PROGRAMS

PRINCIPAL COMPONENTS OF COMPENSATION

We link a significant portion of each named executive officer’s total compensation to the performance of our investments. The following chart illustrates the principal elements of the named executive officer compensation program paid by Cannae in 2022:

Category of Compensation	Type of Compensation	Purpose of the Compensation

Cash Compensation	Salary	For our executives who receive a base salary, it is intended to provide a level of assured, regularly paid, cash compensation.

Business Specific Incentives (limited to Ceridian)	Investment Success Incentive Program (ISIP)	Our compensation program is focused on the performance of our businesses. The purpose of the program is to retain and incentivize executives to identify and execute on monetization and liquidity opportunities that will maximize returns on our holdings of Ceridian.

Our compensation committee determines the appropriate value of each component of our executives’ compensation after considering each named executive officer’s level of responsibility, the individual skills, experience and potential contribution of each executive, and the ability of each executive to impact company-wide performance and create long-term value. Since 2019, we generally have not granted long-term equity incentive restricted stock awards to our named executive officers. Beginning in September 2019, we limited the ISIP to only Ceridian and we transitioned to an externally managed structure.

In 2022, our named executive officers Messrs. Massey, Ducommun and Coy, and our non- executive Chairman Mr. Foley, as members and equity holders of the Manager, had an interest in the Management Fees and the MIP payments paid to the Manager. As a part of our externalized management, we established the MIP with respect to Cannae’s businesses (other than Ceridian, which is covered by the ISIP). The MIP provides for carried interest payments to our Manager

41	Cannae Holdings, Inc.

which include a hurdle rate (threshold) and a high-water mark. See sections titled “Executive Compensation Paid by Our Manager” and “Manager Incentive Program.”

ALLOCATION OF TOTAL COMPENSATION FOR 2022

Mr. Massey received $1 as compensation from Cannae in 2022 and does not participate in the ISIP. From January 1, 2022 through June 30, 2022, Mr. Coy received an annual base salary of $350,000 and starting July 1, 2022, Mr. Coy received an annual base salary of $1 from Cannae. Mr. Coy does not participate in the ISIP. The following table shows the average allocation of 2022 Total Compensation reported in the Summary Compensation Table paid by Cannae among the components of our compensation programs for Messrs. Ducommun and Gravelle:

	Salary	Investment Success Incentive Program (ISIP)	Equity Awards	Total Compensation From Cannae	Performance- Based Compensation

David W. Ducommun	—%	100%	—%	100%	100%

Michael L. Gravelle	29.1%	70.9%	—%	100%	70.9%

Our compensation committee believes a significant portion of an executive officer’s compensation should be allocated to compensation that effectively aligns the interests of our executives with the long-term interests of our shareholders.

EXECUTIVE COMPENSATION PAID BY OUR MANAGER IN 2022

The total Management Fee earned by our Manager for 2022 was approximately $40.1 million (as reduced by $0.5 million for the base salaries for our named executive officers and other members of our Manager). In addition, as discussed above, as a part of our externalized management, we established the MIP with respect to Cannae’s businesses (other than Ceridian, which is covered by the ISIP). The MIP provides for carried interest payments to our Manager which include a hurdle rate (threshold) and a high-water mark. Approximately $49.3 million was paid or payable to the Manager in 2022 pursuant to the MIP. As discussed above, in 2022, our named executive officers Messrs. Massey, Ducommun and Coy, and our non-executive Chairman Mr. Foley were members and equity holders of the Manager and each of them had an interest in the fees paid to the Manager through the Management Fee and the MIP and received cash distributions from our Manager periodically at its discretion. Our named executive officer who was not a member of the Manager, Mr. Gravelle, received all of his executive compensation for 2022 directly from Cannae.

The base salaries of Messrs. Massey, Ducommun, Coy and certain other members of management were reduced from the Management Fee paid to the Manager, as each of them were members of the Manager in 2022. For 2022, the aggregate of the salaries of Mr. Massey ($1), Mr. Ducommun ($1), and Mr. Coy ($175,001) of approximately $0.2 million, represents 0.4% of the Management Fee paid or payable during that period.

Our Manager is not obligated to pay or allocate any portion of the Management Fee or MIP payments to any of our named executive officers for their services to Cannae or otherwise. The Management Services Agreement does not require any of our named executive officers to dedicate a specific amount of time to fulfilling our Manager’s obligations to us under the Management Services Agreement and does not require a specified amount or percentage of the

Cannae Holdings, Inc.	42

fees paid to the Manager to be allocated to our named executive officers. Although certain of our executive officers are members and equity holders of the Manager and have an interest in the fees paid to the Manager through the Management Fee and the MIP and may receive cash distributions from our Manager periodically at its discretion, our Manager does not compensate any of such named executive officers specifically for their services to Cannae, and these individuals also provide other services to the Manager. The amount of distributions by the Manager to our named executive officers who have an interest in the Manager is derived by the Manager and is not within our control.

Compensation Information from Our Manager; Fixed and Variable Compensation. Our Manager has provided us with certain information to help to put into context the amounts paid or distributed to our named executive officers, as applicable, in 2022 by our Manager in relation to the Management Fee and the MIP.

Our Manager estimates the total amount paid or distributed to our named executive officers who are members of the Manager that was reasonably associated with their support of Cannae was $17.7 million in the aggregate and represented 20% of the aggregate of the Management Fee and MIP paid or payable by us to our Manager in 2022. Of the total compensation paid to such named executive officers by our Manager in 2022 that was reasonably associated with their support of Cannae, approximately 4% was fixed, and approximately 96% was variable or incentive pay. Metrics used to measure performance under the MIP are described below under “Manager Incentive Program.” As discussed above under “2022 Performance-Based Payment,” our Manager does not manage the Ceridian investment and the MIP does not include Ceridian, which is covered by the ISIP.

ANALYSIS OF COMPENSATION COMPONENTS

BASE SALARY

Base salaries reflect the fixed component of the compensation for a named executive officer’s ongoing contribution to the operating performance of our companies and his area of responsibility. For our named executive officers who receive base salaries, the salaries are intended to provide them with a level of assured, regularly paid cash compensation. Our compensation committee reviews salary levels annually as part of our performance review process, as well as in the event of promotions or other changes in our named executive officers’ positions or responsibilities. When establishing base salary levels, our compensation committee considers the peer compensation data provided by our compensation consultant, Mercer, as well as a number of qualitative factors, including the named executive officer’s experience, knowledge, skills, level of responsibility and performance.

The base salaries of our named executive officers, Messrs. Massey, Ducommun and Coy, are paid by Cannae LLC and such amounts are reduced from the management fee paid to the Manager.

For 2022, our named executive officers received the following base salaries: Mr. Massey $1; Mr. Ducommun $1; Mr. Coy $175,001; and Mr. Gravelle $313,462. The Management Fee was reduced for the base salaries for Messrs. Massey, Ducommun, Coy and certain other members of management by an aggregate of $0.5 million.

43	Cannae Holdings, Inc.

THE INVESTMENT SUCCESS INCENTIVE PROGRAM

The Cannae Investment Success Incentive Program (ISIP) is a performance-based cash incentive program designed to drive extraordinary performance by aligning a portion of management’s compensation with the success of Ceridian. Our named executive officers Messrs. Ducommun and Gravelle and our non-executive Chairman Mr. Foley participate in our ISIP. Under the program, which was established in 2018 to reward their contributions to the success of, and continued support to, the management of Ceridian, amounts are earned upon liquidity events associated with our holdings of Ceridian, which may include events such as an IPO of the company’s shares, sales of the company’s securities or assets, recapitalizations in connection with which extraordinary dividends exceeding Cannae’s investment are returned, and other transactions or events in connection with which return on the investment can be objectively determined. For awards under this program, return is determined relative to the value of our investment in Ceridian at the time of its IPO in 2018, which was $1.1 billion and to which Messrs. Ducommun, Gravelle and Foley contributed and continue to support. If the amount of cash or value of property received in the liquidity event is determined to constitute a positive return on our investment, 10% of any incremental value is contributed to an incentive pool and payments are made to participants based on their allocated percentages of the pool. The allocation of the final incentive pool amount to each participant will be determined by the compensation committee at the time of payment of any award paid under the program. The compensation committee may exercise discretion to pay out awards under the ISIP, including to make pay outs in cash or stock of Cannae, or a combination of both, and has the right to apply negative discretion to reduce or eliminate a participant’s payment under the ISIP. To be entitled to receive a payment under the program, participants must remain employed by or be serving on the board of directors of Cannae or a subsidiary through the date of payment. In setting the value of our interest in Ceridian for purposes of the program, the compensation committee used the post-IPO value of our Ceridian interest to ensure that any payments under the ISIP would only be paid with respect to new gains on that interest.

All amounts payable under the ISIP are subject to our clawback policy, which is described below. The ISIP gives our compensation committee discretion to reduce or eliminate amounts that otherwise would be earned under the program’s incentive formula.

The Cannae ISIP only includes returns relating to our investment in Ceridian. Messrs. Massey and Coy do not participate in the ISIP.

CERIDIAN SHARE SALES

In 2022, we completed the Ceridian Share Sales resulting in proceeds of $285.7 million. For purposes of the ISIP, the Ceridian Share Sales resulted in an aggregate post-IPO return on our investment of $167.4 million. Of this amount, 10%, or $16.7 million, was allocated to the incentive pool and payments were made to participants based on their allocated percentages of the pool, which are as follows for the Ceridian Share Sales: Mr. Ducommun and Mr. Gravelle 4.56% each. Messrs. Massey and Coy did not participate in the ISIP in 2022 and are not anticipated to participate in such program going forward. Mr. Foley, our non-executive Chairman, is also a participant in the ISIP (as limited to Ceridian) with 72.39% allocated from the incentive pool for the Ceridian Share Sales. See “Director Compensation” below for a discussion of payments made to Mr. Foley.

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The following table shows the payments made to our named executive officers in connection with the Ceridian Share Sales.

Name	Percentage of Pool for Ceridian Share Sales	Total Value of Incentive Paid

David W. Ducommun	4.56%	$762,748

Michael L. Gravelle	4.56%	$762,748

MANAGER INCENTIVE PROGRAM

Carried interest payments made to our Manager pursuant to the terms of the Operating Agreement include a hurdle rate of 8% of IRR and a high-water mark. So long as Cannae LLC’s profits with respect to a liquidity event (sale or other disposition) involving a business (as defined in the Operating Agreement) exceed an annualized hurdle rate (threshold) of 8%, Cannae LLC pays carried interest with respect to such business to the Manager. Generally, where such hurdle is satisfied, carried interest is paid to the Manager in an amount equal to: 15% of the profits on such monetization event (calculated as the proceeds received on the underlying business less allocable management fees (as defined in the Operating Agreement) and the cost of such business) for returns between 1.0x and 2.0x the cost of such business (plus allocable management fees), and 20% of the profits on such business for returns exceeding 2.0x the cost of such investment (plus allocable management fees). However, to the extent that, as of the liquidity event, the value of the businesses under the MIP are collectively less than the aggregate cost of such businesses, then the Manager’s carried interest entitlement is correspondingly reduced until such time that our businesses have recovered in value (i.e., maximum). In 2022, our named executive officers Messrs. Massey, Ducommun and Coy and our non-executive Chairman Mr. Foley were members of our Manager and received cash distributions from our Manager periodically at its discretion. In 2022, approximately $49.3 million was incurred with our Manager as carried interest payments under the MIP. See section “Executive Compensation Paid By Our Manager in 2022” for further description of the compensation paid to our named executive officers, as applicable, by our Manager. The amount of distributions by the Manager to our named executive officers who have an interest in the Manager is derived by the Manager and is not within our control.

LONG-TERM EQUITY INCENTIVES

Since 2019, we generally have not granted long-term equity incentive restricted stock awards to our named executive officers and no equity incentive awards were awarded to our named executive officers in 2022.

BENEFIT PLANS

401(k) Plan. We sponsor a defined contribution savings plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code. The plan contains a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code. Participating employees may contribute up to statutory limits, which were generally $20,500 in 2022.

Other. Cannae provides compensation and broad-based retirement and health and welfare benefit plans in which our named executive officers and other executives and employees were

45	Cannae Holdings, Inc.

entitled to participate in 2022. We did not provide perquisites, pensions, deferred compensation plans, supplemental executive retirement plans or other employee benefits to our named executive officers in 2022.

EMPLOYMENT AGREEMENTS

We have not entered into employment agreements with our named executive officers.

ROLE OF COMPENSATION COMMITTEE, COMPENSATION CONSULTANT AND EXECUTIVE OFFICERS

Our compensation committee is responsible for reviewing, approving and monitoring all compensation programs for our named executive officers. Our compensation committee is also responsible for administering our omnibus incentive plan and the Cannae ISIP and approving individual grants and awards under those plans for our executive officers.

In November 2017, our compensation committee engaged Mercer, an independent compensation consultant, to conduct a review of our compensation programs for our named executive officers and other key executives and our board. Mercer was selected, and its fees and terms of engagement were approved, by our compensation committee. Mercer reported directly to the compensation committee, received compensation only for services related to executive compensation issues and neither it nor any affiliated company provided any other services to us. On February 17, 2022, the compensation committee reviewed the independence of Mercer in accordance with the rules of the NYSE regarding the independence of consultants to the compensation committee and affirmed Mercer’s independence and that no conflicts of interest existed. Mercer also assists our compensation committee in its annual review of a compensation risk assessment.

The Chairman of our compensation committee and our non-executive Chairman Mr. Foley participated in the 2022 executive compensation process by making recommendations with respect to our named executive officers’ base salaries, equity-based incentive compensation awards, and allocations of the Ceridian IPO award pool. In addition, Mr. Gravelle, our Executive Vice President, General Counsel and Corporate Secretary, coordinated with our compensation committee members and Mercer in preparing the committee’s meeting agendas and, at the direction of the committee, assisted Mercer in gathering our financial information and information on our executives’ existing compensation arrangements for inclusion in Mercer’s reports to our compensation committee. Our executive officers do not make recommendations to our compensation committee with respect to their own compensation.

While our compensation committee carefully considers the information provided by, and the recommendations of Mercer and the individuals who participate in the compensation process, our compensation committee retains complete discretion to accept, reject or modify any compensation recommendations.

ESTABLISHING EXECUTIVE COMPENSATION LEVELS

We operate in a highly competitive industry and compete with our peers and in other talent markets to attract and retain highly skilled executives within that industry. To attract and retain

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talented executives with the leadership abilities and skills necessary for building long-term value, motivate our executives to perform at a high level and reward outstanding achievement, our executives’ compensation levels are set at levels that our compensation committee believes to be competitive in our market.

Our compensation committee considered a number of important qualitative and quantitative factors in setting executive compensation including:

•	The named executive officer’s experience, knowledge, skills, level of responsibility and potential to influence company performance;

•	The business environment and our business objectives and strategy;

•

The named executive officer’s ability to impact the Company’s achievement of the goals for which the compensation program was designed, including achieving the Company’s long-term financial goals and increasing shareholder value;

•	Marketplace compensation levels and practices; and

•	Other corporate governance and regulatory factors related to executive compensation, including discouraging our named executive officers from taking unnecessary risks.

Our compensation decisions are not formulaic, and the members of our compensation committee did not assign precise weights to the factors listed above. Our compensation committee utilized their individual and collective business judgment to review, assess and approve compensation for our named executive officers.

To assist our compensation committee, Mercer conducts marketplace reviews of the compensation we pay to our executive officers. It gathers marketplace compensation data on total compensation, which consists of annual salary, annual incentives, long-term incentives, pay mix and other key statistics. The marketplace review is also instructive to our use of an external manager. The marketplace compensation data provides a point of reference for our compensation committee, but our compensation committee ultimately makes subjective compensation decisions based on all of the factors described above.

For 2022, Mercer assessed companies of similar size and industry focus to Cannae and recommended changes to Cannae’s peer group to reflect changes in the size of both Cannae and some companies in the previous peer group. The peer group consisting of similarly sized companies was based on a total asset range of 0.8 to 2.4 times the 2022 total assets for Cannae (which at the time was estimated to be approximately $3.2 billion).

Data disclosed by those peer companies is helpful to the compensation committee when reviewing our executive compensation. The 2022 Cannae peer groups consisted of:

Apollo Investment Corporation	Bain Capital Specialty Finance, Inc.

Compass Diversified Holdings	Golub Capital BDC, Inc.

New Mountain Finance Corporation	Prospect Capital Corporation

Sixth Street Specialty Lending Corporation

The marketplace compensation information in this discussion is not deemed filed or a part of this compensation discussion and analysis for certification purposes.

47	Cannae Holdings, Inc.

OUR NAMED EXECUTIVE OFFICERS HAVE SIGNIFICANT OWNERSHIP STAKES

Our named executive officers and our board maintain significant long-term investments in our company. Collectively, as reported in the table “Security Ownership of Management and Directors,” they beneficially own an aggregate of 5,675,611 shares of our common stock, which in total is equal to 7.4% of our outstanding shares as of April 24, 2023 entitled to vote. The fact that our executives and directors hold such a large investment in our shares is part of our company culture and our director compensation philosophy. Management’s sizeable investment in our shares aligns their economic interests directly with the interests of our shareholders, and their wealth will rise and fall as our share price rises and falls. This promotes teamwork among our management team and strengthens the team’s focus on achieving long-term results and increasing shareholder return.

Although since 2019 we generally have not granted long-term equity incentive restricted stock awards to our named executive officers, we continue to maintain formal stock ownership guidelines for all corporate officers, including our named executive officers and members of our board of directors. The guidelines were established to encourage such individuals to hold a multiple of their base salary (or annual retainer) in our common stock and, thereby, align a significant portion of their own economic interests with those of our shareholders.

The guidelines call for the executive to reach the ownership multiple within five years. Shares of restricted stock count toward meeting the guidelines. The guidelines, including those applicable to non-employee directors, are as follows:

Position	Minimum Aggregated Value

Chairman	7 x annual cash retainer

CEO	3 x base salary

Officers	2 x base salary

Members of the Board	5 x annual cash retainer

Each of our named executive officers (except for Mr. Coy) and our non-employee directors (except for Mr. Aung and Mr. Linehan) met or significantly exceeds these stock ownership guidelines as of December 31, 2022. Mr. Coy was appointed as an executive officer effective July 22, 2020, and Mr. Aung and Mr. Linehan were appointed as directors on February 18, 2021 and September 18, 2019, respectively. Pursuant to our stock ownership guidelines, Messrs. Coy, Aung and Linehan have five- years from their appointment to meet the ownership level listed above.

Our non-executive Chairman Mr. Foley holds shares equal to 5.0% of our common stock as of April 21, 2023. Mr. Massey, our Chief Executive Officer, receives only $1 in base salary compensation, but owns 327,417 shares, or 0.4%, of our common stock as of April 21, 2023. The ownership levels are shown in the “Security Ownership of Management and Directors” table on page 65.

HEDGING AND PLEDGING POLICY

In order to more closely align the interests of our directors and executive officers with those of our shareholders and to protect against inappropriate risk-taking, we maintain a hedging and pledging policy, which prohibits our executive officers and directors from taking any of the following actions

Cannae Holdings, Inc.	48

without obtaining approval from our board: engaging in hedging or monetization transactions with respect to our securities, engaging in short term or speculative transactions in our securities that could create heightened legal risk and/or the appearance of improper or inappropriate conduct or holding Cannae securities in margin accounts or pledging them as collateral for loans. In the event a director or executive officer makes an exception request, they should indicate that they have the financial ability to settle the pledge without resort to the pledged Cannae shares. Our board believes it is important to have this policy to discourage inappropriate risk-taking by our directors and executive officers, while balancing the importance of tying our directors’ and executive officers’ interests to those of our shareholders by encouraging significant ownership of our stock with the occasional need of these individuals for additional liquidity. The board may determine whether the policy should apply to other individuals, including certain employees, consultants and contractors to the company.

CLAWBACK POLICY

Our compensation committee adopted a policy to recover any incentive-based compensation from our executive officers if we are required to prepare an accounting restatement due to material noncompliance with financial reporting requirements, and the incentive-based compensation paid during the preceding three-year period would have been lower had the compensation been based on the restated financial results. No clawbacks were made in 2022. We intend our policy to comply with the NYSE listing rules regarding recoupment of incentive compensation when those rules become effective.

TAX AND ACCOUNTING CONSIDERATIONS

Our compensation committee considers the impact of tax and accounting treatment when determining executive compensation.

In general, Section 162(m) of the Internal Revenue Code places a limit of $1.0 million on the amount that can be deducted in any one year for compensation paid to certain executive officers. The Company’s principal executive officer and principal financial officer serving at any time during the taxable year, its three other most highly compensated executive officers employed at the end of the taxable year and any employee who was covered under Section 162(m) for any earlier tax year that began after December 31, 2016, will be covered by Section 162(m). While our compensation committee considers the deductibility of compensation as one factor in determining executive compensation, the compensation committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible for tax purposes.

Our compensation committee will also consider the accounting impact when structuring and approving awards. We account for share based payments, including long-term incentive grants, in accordance with Accounting Standards Codification (ASC) Topic 718, which governs the appropriate accounting treatment of share-based payments under generally accepted accounting principles (GAAP).

49	Cannae Holdings, Inc.

2022 SHAREHOLDER VOTE ON EXECUTIVE COMPENSATION

At our 2022 annual meeting of shareholders, we held a non-binding advisory vote, also called a “say-on-pay” vote, on the compensation of our named executive officers as disclosed in the 2022 proxy statement. A majority of our shareholders approved our “say-on-pay” proposal, with 95.8% of the votes cast in favor of the proposal. The compensation committee considered these results, as well as the feedback we received from investors prior to and following our 2022 annual meeting.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Frank R. Martire (Former Chairman during 2022)

Erika Meinhardt

Barry B. Moullet

EXECUTIVE

COMPENSATION

The following table contains information concerning the cash and non-cash compensation awarded to or earned by our named executive officers for the years indicated.

SUMMARY COMPENSATION TABLE

The following table sets forth certain information with respect to compensation awarded to, earned by or paid to our Chief Executive Officer, our Chief Financial Officer, and our two other most highly compensated executive officers for the three years ended December 31, 2022 (together, our named executive officers). All incentive payments were made by Cannae under the Cannae ISIP.

Cannae Holdings, Inc.	50

Base salaries were paid by Cannae and the salaries of Mr. Massey, Ducommun and Coy were reduced from the Management Fee in 2022.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)[1]	Non-Equity Incentive Plan Compensation ($)[2]	All Other Compensation ($)	Total ($)

Richard N. Massey, Chief Executive Officer and Director	2022	1	—	—	—	—	1
	2021	1	—	—	—	—	1
	2020	1	—	—	—	—	1

David W. Ducommun, President and Executive Vice President of Corporate Finance	2022	1	—	—	762,748	—	762,749
	2021	741,346	—	—	1,286,768	—	2,028,114
	2020	259,615	—	—	1,983,783	—	2,243,398

Bryan D. Coy, Chief Financial Officer	2022	175,001[3]	—	—	—	7,000[4]	182,001
	2021	350,000	—	—	—	—	350,000
	2020	124,017[4]	—	—	—	—	124,017

Michael L. Gravelle, Executive Vice President, General Counsel and Corporate Secretary	2022	313,462	—	—	762,748	—	1,076,209
	2021	250,000	—	396,000	1,286,768	—	1,932,768
	2020	259,615	—	—	1,983,783	—	2,243,398

1.

Represents the grant date fair value of time-based restricted stock awards granted to Mr. Gravelle on November 11, 2021, computed in accordance with ASC Topic 718, excluding forfeiture assumptions. No such awards were granted in 2022 or 2020.

2.	Reflects payouts pursuant to the Ceridian Share Sales under the ISIP.

3.

From January 1, 2022 through June 30, 2022, Mr. Coy received an annual base salary of $350,000. Starting July 1, 2022 through the remainder of 2022, Mr. Coy received an annual base salary of $1 from Cannae.

4.	Other compensation for Mr. Coy represents matching contributions under our 401(k) plan.

GRANTS OF PLAN-BASED AWARDS

No equity grants were made to any named executive officers in 2022.

As described in the “Compensation Discussion and Analysis” above, the ISIP does not include target, threshold, or maximum amounts for participating executives. Incentive amounts under the ISIP program are earned upon liquidity events related to Ceridian. If the amount of cash or value of property received or receivable in a liquidity event is determined to constitute a positive return on our investment, 10% of any incremental value is contributed to an incentive pool and payments are made to participants based on their allocated percentages of the pool, as determined by, and subject to the negative discretion of, our compensation committee. For a description of the formula used to determine the amounts payable under the ISIP awards, please see the discussion of the ISIP above.

51	Cannae Holdings, Inc.

OUTSTANDING EQUITY AWARDS AT YEAR-END

The following table sets forth certain information with respect to outstanding equity awards held by our named executive officers at December 31, 2022.

OUTSTANDING RESTRICTED STOCK AWARDS AT FISCAL YEAR-END

Name	Grant Date	Number of Shares That Have Not Vested (#)[1]	Market Value of Shares That Have Not Vested ($)[2]

Michael L. Gravelle	11/11/2021	8,000	$165,200

1.	One-third (1/3) of the award vests on each of the first three anniversaries of the date of grant.

2.	Market value is based on the December 31, 2022 closing price for our common stock of $20.65 per share.

STOCK VESTED

The following table sets forth information concerning each vesting of restricted stock during the fiscal year ended December 31, 2022 for each of the named executive officers on an aggregated basis:

	Stock Awards

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Michael L. Gravelle	4,000	$102,040

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

In this section, we discuss the nature and estimated value of payments we would provide to our named executive officers in the event of termination of employment or a change in control. The amounts described in this section reflect amounts that would have been payable under our plans. We have not entered into employment agreements with our named executive officers.

We describe the estimated payments that would be provided to our named executive officers upon a change in control without a termination of employment. We also describe the estimated payments that would be provided to our named executive officers upon a termination of employment due to disability or death. We do not provide our named executive officers with severance or enhanced payments upon a voluntary termination by the executive, with or without good reason, or a termination by us either for cause or not for cause.

Upon a termination of employment, the named executive officers would be entitled to accrued vacation. In accordance with SEC rules, we have not described or provided an estimate of the value of any payments or benefits under plans or arrangements that do not discriminate in scope, terms or operation in favor of a named executive officer and that are generally available to all salaried employees.

POTENTIAL PAYMENTS UNDER OUR OMNIBUS INCENTIVE PLAN

Our omnibus incentive plan provides for the potential acceleration of vesting and/or payment of equity awards in connection with a change in control. Under our omnibus incentive plan, except as

Cannae Holdings, Inc.	52

otherwise provided in a participant’s award agreement, upon the occurrence of a change in control any and all outstanding options and stock appreciation rights will become immediately exercisable, any restriction imposed on restricted stock, restricted stock units and other awards will lapse, and any and all performance shares, performance units and other awards with performance conditions will be deemed earned at the target level, or, if no target level is specified, the maximum level.

For purposes of our omnibus incentive plan, the term “change in control” is defined as the occurrence of any of the following events:

•	An acquisition by an individual, entity or group of 50% or more of our voting power (except for acquisitions by us or any of our employee benefit plans),

•	During any period of two consecutive years, a change in the majority of our board, unless the change is approved by 2/3 of the directors then in office,

•

A reorganization, merger, share exchange, consolidation or sale or other disposition of all or substantially all of our assets; excluding, however, a transaction pursuant to which we retain specified levels of stock ownership and board seats, or

•	Our shareholders approve a plan or proposal for our liquidation or dissolution.

ESTIMATED CASH PAYMENTS UPON TERMINATION OF EMPLOYMENT

For a termination of employment, none of the named executive officers would be entitled to severance or enhanced payments or benefits.

ESTIMATED EQUITY PAYMENTS UPON CHANGE IN CONTROL, DEATH OR DISABILITY

As disclosed in the Outstanding Equity Awards at Year-End table, only one of our named executive officers, Mr. Gravelle, had an unvested restricted stock award on December 31, 2022. Under the terms of our omnibus plan and award agreements, Mr. Gravelle’s restricted stock award would vest upon a change in control. In addition, in the event of a termination due to Mr. Gravelle’s death or disability, this restricted stock award would vest pro rata based upon the number of months of completed employment during the term of the award prior to the date of termination event. The estimated values of the accelerated amounts would be $165,200 in the event of acceleration upon a change in control, and $13,767 in the event of an acceleration as a result of a termination due to death or disability, in each case assuming such event occurred on December 31, 2022. These amounts were determined based upon the number of unvested restricted shares held by Mr. Gravelle as of December 31, 2022 (as set forth in the Outstanding Equity Awards at Fiscal Year-End table above), multiplied by $20.65 per share, which was the closing price of our common stock on December 31, 2022.

In any other termination event, all restricted stock awards would expire at the employment termination date.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

In 2022, the compensation committee was composed of Frank R. Martire (Chair), Erika Meinhardt and Barry Moullet. During fiscal year 2022, no member of the compensation committee was an

53	Cannae Holdings, Inc.

officer or employee of Cannae or any of its subsidiaries. In addition, during 2022 none of our executive officers served (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on our compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on our board.

DISCUSSION OF OUR COMPENSATION POLICIES AND PRACTICES AS THEY RELATE TO RISK MANAGEMENT

We reviewed our compensation policies and practices for all employees including our named executive officers and determined that our compensation programs are not reasonably likely to have a material adverse effect on our Company. In conducting the analysis, we reviewed the structure of our executive incentive programs and the internal controls and risk abatement processes that are in place for each program.

On an ongoing basis, we review the mix of our named executive officers’ cash and variable incentive compensation to ensure our compensation practices align with delivering value to our shareholders. We alter the mix of compensation provided to our officers in order to meet the changing needs of our executives, provide flexibility to the Company or in other unforeseen circumstances including changing conditions in the market or at the Company.

We believe that several design features of our executive compensation program mitigate risk. For our named executive officers who receive base salaries, these salaries are set at levels that provide our employees with assured cash compensation that is appropriate to their job duties and level of responsibility and that, when taken together with incentive awards, motivate them to perform at a high level without encouraging inappropriate risk-taking to achieve a reasonable level of secure compensation.

With respect to our executives’ incentive opportunities, we believe that our use of measurable return on investment at the time of a liquidity event in the ISIP, together with the compensation committee’s discretion to reduce awards and the fact that the awards are subject to our clawback policy, serve to mitigate excessive risk-taking. The risk of overstatement of achievement under the ISIP is mitigated by the compensation committee’s review and approval of the value of our investment in each company for purposes of the program, and its review and approval of the value of the return on our investment upon a liquidity event.

2022 PAY RATIO

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Regulation S-K of the Exchange Act, we are providing the following information about the relationship of the 2022 annual total compensation of Mr. Ducommun, who served as our principal executive officer in 2022, and the median of the annual total compensation of our other employees, which we refer to as the pay ratio.

The Manager is responsible for managing Cannae’s affairs pursuant to the Management Services Agreement. As of December 31, 2021 our employee population consisted of approximately 13,000 individuals working for Cannae. The vast majority of these employees are part-time restaurant employees. The median employee is a part-time server at our restaurants and was selected as

Cannae Holdings, Inc.	54

described below. The Company’s median employee compensation as calculated in the manner described below was $7,963. The Company paid our principal executive officer $762,749 in compensation in fiscal year 2022. As a result, the ratio for 2022 was 96 to 1.

This information is being provided for compliance purposes. Neither the Compensation Committee nor the Manager used the pay ratio measure in making any compensation decisions.

Methodology for Determining Our Median Employee. For purposes of the pay ratio disclosure, we are required to identify a median employee based on our entire workforce, without regard to their location, compensation arrangements, or employment status (full-time versus part-time).

The median employee is determined by identifying the employee whose compensation is at the middle of the compensation of our employee population (excluding our principal executive officer). Under the pay ratio rules, we may retain the same median employee for up to three years for purposes of determining the ratio (unless the overall employee population or compensation programs change significantly). There has been no change in either our employee population or our employee compensation arrangements that we believe would significantly impact our fiscal year 2022 pay ratio disclosure. Due to the termination of employment of our 2021 median employee in 2022, we used an employee in 2022 who was near median from the 2021 analysis, and had a compensation more consistent with the 2021 analysis and our overall employee population.

The following outlines the methodology, material assumptions, and estimates used to determine the median employee for 2022:

Employee Population. We determined that, as of December 31, 2021, the date we selected to identify the median employee, our employee population consisted of approximately 13,000 individuals working for Cannae. The vast majority of these employees, including the median employee, are part-time restaurant employees.

Compensation Measure Used to Identify the Median Employee. To identify the median employee, we selected base salary/wages and overtime pay, plus paid incentive bonus through December 31, 2021, as the compensation measure. In identifying the median employee, we annualized the compensation of any new hires in 2021 as if they were hired at the beginning of the fiscal year, as permitted by Securities Exchange Commission rules. As all of our employees are domiciled in the United States, we did not make any cost-of-living adjustments in identifying the median employee.

Annual Total Compensation of Median Employee. The median of the annual total compensation of all employees (other than our principal executive officer), calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, was $7,963.

55	Cannae Holdings, Inc.

PAY VERSUS PERFORMANCE
As required by Item 402(v) of R
egulation S-K, we ar
e providing the following information about the relationship between executive compensation actually paid to our principal executive officer (
PEO
) and other NEOs and certain financial performance metrics of the Company. We are externally managed by our Manager and for the years ended December 31, 2022, 2021 and 2020 our named executive officers (other than Mr. Gravelle) generally received most of their compensation from the Manager by virtue of being members of the Manager. The following table does not reflect any interests of any of our named executive officers, as applicable, relating to fees paid to the Manager through the Management Fee and the MIP. For further information concerning the Company’s executive compensation philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Executive Compensation – Compensation Discussion and Analysis.”

PAY VERSUS PERFORMANCE TABLE

Year	Summary Compensation Table Total for PEO ($) 1	Compensation Actually Paid to PEO ($) 1,2	Average Summary Compensation Table Total for Non-PEO NEOs ($) 3	Average Compensation Actually Paid to Non-PEO NEOs ($) 2	Value of $100 Investment Based on: 4		Net Income (Loss) ($ in millions) 6	Total Shareholders’ Equity ($ in millions) 6
					Total Shareholder Return (TSR) ($)	Peer Group Total Shareholder Return (TSR) ($) 5

2022	762,749	762,749	419,403	367,883	55.53	137.39	(428.1)	2,718.8

2021	2,028,114	1,979,862	760,923	731,833	94.51	151.97	(287.0)	3,335.3

2020	1	26,701	3,973,007	4,056,044	119.04	100.59	1,786.2	3,779.6

1.
Compensation information shown is based on the Company’s PEO(s) for the year presented. Mr. Ducommun was the Company’s PEO in 2022 and 2021. Mr. Massey was the Company’s PEO in 2020. Refer to “Executive Compensation – Summary Compensation Table” for additional information.

2.
The dollar amounts reported in these columns represent the amount of “compensation actually paid” to our PEO or the average for our non-PEO NEOs as a group, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to our NEOs as a group during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, adjustments were made to the total compensation of the PEOs and the other NEOs as a group for each year to reflect the change in fair value of stock-based compensation. Refer to “Compensation Actually Paid – Equity Adjustments” below for further detail.

3.
Compensation information shown represents the average compensation of the following named executive officers as a group (excluding the applicable PEO for that year): Messrs. Massey, Coy and Gravelle for 2022 and 2021; and Messrs. Bickett, Ducommun, Coy, Gravelle and Cox in 2020. Refer to “Executive Compensation – Summary Compensation Table” for additional information.

4.	Represents the value of a fixed $100 invested on 12/31/2019 in the Company’s stock or a basket of securities of our peer group, including reinvestment of dividends.

5.
Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. Peer group consists of the following companies: Apollo Global Management Inc., Compass Diversified Holdings, FS KKR Capital Corp. II, Golub Capital BDC, Inc., New Mountain Finance Corporation and Prospect Capital Corporation. The stock performance included in this table is not necessarily indicative of future stock price performance.

6.	Represents the Company’s net income (loss) and total shareholders’ equity as determined directly from the Company’s audited financial statements for the year presented.
Compensation Actually Paid – Equity Award Adjustments.
The dollar amounts reported as “compensation actually paid” to our named executive officers are computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to our named executive officers during the applicable year. In

Cannae Holdings, Inc.	56

accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to our PEO and non-PEO named executive officers’ total compensation for each year to determine the compensation actually paid:

PRINCIPAL EXECUTIVE OFFICER

Year	Reported Summary Compensation Table Total for PEO ($)	Less: Reported Value of Equity Awards ($) 1	Equity Award Adjustments ($) 2	Compensation Actually Paid to PEO ($)

2022	762,749	—	—	762,749

2021	2,028,114	—	(48,252)	1,979,862

2020	1	—	26,700	26,701

1.
The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” column in the Summary Compensation Table for the applicable year. We did not award any restricted stock, options or other equity awards to our PEOs in any year presented.

2.
The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following, as applicable: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; and (iii) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value. The valuation assumptions used to calculate fair value were the same as those disclosed at the time of grant and are calculated in accordance with Accounting Standards Codification Topic 718. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Total Equity Award Adjustments ($)

2022	—	—	—

2021	—	(48,252)	(48,252)

2020	19,937	6,763	26,700

AVERAGE OF NON-PEO NAMED EXECUTIVE OFFICERS

Year	Reported Summary Compensation Table Average for Non-PEOs ($)	Less: Reported Value of Equity Awards ($) 1	Equity Award Adjustments ($) 2	Compensation Actually Paid – Average for Non-PEOs ($)

2022	419,403	—	(51,520)	367,883

2021	760,923	(132,000)	102,910	731,833

2020	3,973,007	—	83,037	4,056,044

1.
The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” column in the Summary Compensation Table for the applicable year. We generally did not grant restricted stock, options or other equity awards to our NEOs during the periods presented, other than one grant to Mr. Gravelle in 2021.

2.
The equity award adjustments for eac
h
 applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; and (iii) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value. The valuation assumptions used to calculate fair value were the same as those disclosed at the time of grant and are

57	Cannae Holdings, Inc.

calculated in accordance with Accounting Standards Codification Topic 718. The amounts deducte d or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Outstanding and Unvested Equity Awards Granted in Year ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Total Equity Award Adjustments ($)

2022	—	(38,667)	(12,853)	(51,520)

2021	140,600	—	(37,690)	102,910

2020	—	41,315	41,722	83,037
COMPENSATION ACTUALLY PAID AND PERFORMANCE MEASURES
As described in greater detail in “Executive Compensation – Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a core philosophy of compensating each executive officer based on their individual skill set, experience and ability to impact Company performance. Variable compensation is facilitated through the ISIP and through our Manager. Compensation under our ISIP program is directly correlated to value realized by the Company associated with its investment in Ceridian. Refer to discussion under “Executive
Compensation Paid by our Manager in 2022” for further information on amounts paid to our named executive officers by our Manager. These compensation programs are selected based on an objective of incentivizing our named executive officers to create value for our shareholders.
In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between the compensation actually paid to our named executive officers and the financial performance measures presented in the Pay Versus Performance Table.
Cumulative Total Shareholder Return (
TSR
).
The Company’s cumulative TSR over the three- year period presented in the table was -44.5%. The cumulative TSR of the peer group presented for this purpose was 37.4% over the three years presented in the table. Over the three-year period presented in the table, our compensation actually paid to our PEO changed from $26,701 to $762,749. Our PEOs compensation actually paid in 2020 was attributable to the change in fair value of stock compensation granted prior to 2020. Our PEOs compensation in 2022 was attributable to payments to our PEO under the ISIP. Refer to discussion under “Our Compensation Programs are Driven by our Business Objectives” and “The Investment Success Incentive Program” for further information on the ISIP. The average compensation actually paid to our NEOs as a group (excluding our PEO) decreased by 92%, directionally consistent with the Company’s cumulative TSR, over the three-year period.
Net Income (Loss).
While the Company does not use net income (loss) as a performa nce
measure in its overall executive compensation program, the change in the amount of compensation actually paid to our principal executive officer and in the average amount of compensation actually paid to the Company’s NEOs as a group (excluding our PEO) is generally aligned with the change in the Company’s net income (loss) over the three years presented in the table. As seen in the Pay Versus Performance Table, decreases in compensation actually paid to our non-
PEO NEO
s as a group in 2021 and 2022 generally aligned with similar decreases in net income (loss).
Total Shareholders’ Equity.
We are externally managed by our Manager and for the year ended December 31, 2022 our named executive officers (other than Mr. Gravelle) received most of their

Cannae Holdings, Inc.	58

compensation from the Manager by virtue of being members of the Manager. The Company also does not focus on any company-wide financial performance metrics in determining our executive compensation. However, we believe linking executive compensation actually paid to our named executive officers to the Company’s total shareholder’s equity determined in accordance with GAAP best reflects the core tenets of our compensation programs because value realized on any of the Company’s businesses will ultimately be reflected in the Company’s net shareholder’s equity. As seen in the Pay Versus Performance Table, decreases in PEO compensation in 2022 and in compensation of our NEOs as a group (excluding our PEO) in 2021 and 2022 generally aligned with decreases in total shareholders’ equity. PEO compensation in 2021 was primarily attributable to payments to our PEO under our ISIP program which is directly attributable to realized value on sales of our investment in Ceridian. Refer to discussion under “Our Compensation Programs are Driven by our Business Objectives” and “The Investment Success Incentive Program” for further information on the ISIP.
DIRECTOR COMPENSATION
In 2022, all non-employee directors other than Mr. Foley and Mr. Massey received an annual cash retainer of $75,000. Mr. Foley our non-executive Chairman received $1 for his services as a director of Cannae. The chairman of the audit committee received an additional annual leadership supplemental retainer of $50,000 and each member of the audit committee received an additional annual fee of $20,000 for their service on the audit committee. The chairman of the compensation committee received an additional annual leadership supplemental retainer of $20,000, and each member of the compensation committee received an additional annual fee of $10,000 for their service on the committee. The chairman of the nominating and governance committee received an additional annual leadership retainer of $15,000 and each member of the nominating and governance committee received an additional annual fee of $10,000 for their service on the committee. The chairman of the special litigation committee receives an additional annual leadership retainer of $50,000 and each member of the special litigation committee receives an additional fee $35,000. All annual retainers and fees paid to our directors (other than Mr. Foley and Mr. Massey) for service on our board or its committees are paid quarterly in arrears.
In 2022, each non-employee director received an award of 4,901 time-based restricted shares. We determined to increase the value of the equity portion of our non-employee director compensation program from restricted stock awards in the amount of $100,000 to restricted stock awards in the amount of $125,000 based on the recommendation of and in consultation with the compensation committee’s compensation consultant and the growing complexity of our business. All of these restricted stock awards were granted under our omnibus incentive plan and one-third of the award vests on each of the first three anniversaries of the date of grant, subject to continued service. We also reimburse each of our directors for all reasonable out-of-pocket expenses incurred in connection with attendance at board and committee meetings, as well as with any director education programs they attend relating to their service on our board. All of Mr. Massey’s 2022 compensation is described in the “Executive Compensation” discussion above.
ISIP PAYMENTS TO OUR NON-EXECUTIVE CHAIRMAN MR. FOLEY
In 2022, Cannae completed the Ceridian Share Sales, which are further described above in “The Investment Success Incentive Program.” The Ceridian Share Sales resulted in aggregate post-IPO proceeds of $285.7 million which, for the purposes of the ISIP, represents a return of $167.4 million.

59	Cannae Holdings, Inc.

Of this amount, 10%, or $16.7 million, was allocated to the incentive pool and payments were made to participants based on their allocated percentages of the pool. In recognition of Mr. Foley’s significant investment of time and efforts over more than ten years in completing the Ceridian IPO and transforming Ceridian into a successful public company, Mr. Foley’s percentage is 72.39% for the Ceridian Share Sales. Mr. Foley served on Ceridian’s board of directors since our former parent company, FNF, acquired Ceridian in 2007. Mr. Foley continued to serve Ceridian through the completion of Ceridian’s initial public offering in April 2018 until August 1, 2019 when he stepped off the Ceridian board. Mr. Foley’s leadership was instrumental in transforming Ceridian into a public company and guiding Ceridian’s strategic direction. For the first 11 years, Mr. Foley received no compensation from FNF or Cannae for his services benefitting Ceridian. The Ceridian Share Sales represent more than a decade of time and contribution to Ceridian. We believe that the preservation of our original investment and the superior gains recognized in the Ceridian IPO and Ceridian Share Sales would not have occurred but for Mr. Foley’s strategic vision and leadership. We believe our investors understand the value of Mr. Foley’s strategic vision and leadership as none of our investors questioned his director compensation during our regular and ongoing shareholder engagement efforts.
NON-EMPLOYEE DIRECTOR COMPENSATION
The following table sets forth information concerning the compensation of our non-employee directors for the fiscal year ended December 31, 2022.

Name	Fees Earned or Paid in Cash ($) 1	Stock Awards ($) 2	All Other Compensation ($) 3	Total ($)

William P. Foley, II	1	—	12,119,216	12,119,217

David Aung	120,000	125,025	—	245,025

Hugh R. Harris	90,000	125,025	—	215,025

C. Malcolm Holland	85,000	125,025	—	210,025

Mark D. Linehan	95,000	125,025	—	220,025

Frank R. Martire	120,000	125,025	—	245,025

Erika Meinhardt	85,000	125,025	—	210,025

Barry B. Moullet	135,000	125,025	—	260,025

James B. Stallings Jr.	125,000	125,025	—	250,025

Frank P. Willey	95,000	125,025	—	220,025

1.	Amounts include the cash portion of annual board and committee retainers and meeting fees paid for services as a director in 2022.

2.
Amounts shown for all directors represent the grant date fair value of restricted stock awards granted in 2022, computed in accordance with FASB ASC Topic 718. For all non-employee directors, these amounts include a grant date fair value of $25.51 with respect to awards of time-based restricted shares granted on November 11, 2022, which vest over a period of three years from the grant date. As of December 31, 2022, our directors held restricted shares of our stock as follows: Mr. Aung 8,178 shares; Mr. Harris 7,589 shares; Mr. Holland 7,589 shares; Mr. Linehan 7,589 shares; Mr. Martire 7,589 shares; Ms. Meinhardt 7,589 shares; Mr. Moullet 8,178 shares; Mr. Stallings 7,589 shares; and Mr. Willey 7,589 shares.

3.	Represents ISIP awards granted to Mr. Foley for the Ceridian Share Sales.

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PROPOSAL NO. 2:

ADVISORY VOTE ON

EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act and Rule 14a-21(a) promulgated thereunder, we are asking our shareholders to approve, in a non-binding advisory vote, the compensation of our named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K.

We believe that our compensation programs are structured to appropriately balance guaranteed base salary, long-term equity incentives and our ISIP. Our incentive programs are designed to help us incentivize our management to maximize the value of our businesses by aligning our named executive officers’ long-term incentive compensation with the growth of our businesses and the value created for our shareholders. We believe our compensation mix incentivizes our executives to identify companies and strategic assets with attractive value propositions, structure businesses to maximize their value and execute on operating our businesses such that we maximize returns for our shareholders, while providing enough ensured annual compensation in the form of base salary and equity incentives to discourage excessive risk-taking.

We are committed to hearing and responding to the views of our shareholders. In the first half of 2022, we reached out to 14 our top 20 shareholders (representing approximately 61% of our shares). We held meetings with our investors who expressed an interest in engaging with us where we discussed a variety of topics, including our corporate governance and executive compensation matters. We report on and discuss our investor meetings with our board or board committees, as applicable.

We urge our shareholders to read the “Compensation Discussion and Analysis” section of this proxy statement, which describes in detail our compensation philosophy and how our compensation programs operate and are designed to achieve our business and compensation objectives, as well as the “Summary Compensation Table” and other related compensation tables and disclosures, which provide detailed information on the compensation of our named executive officers.

We ask our shareholders to vote on the following resolution at the annual meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2023 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and Executive and Director Compensation section, the compensation tables and related narrative.”

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. Approval of this resolution requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting. However, as this is an advisory vote, the results will not be binding on the Company, the board or the compensation committee, and will not require us to take any action. The final decision on the

61	Cannae Holdings, Inc.

compensation of our named executive officers remains with our compensation committee and the board, although the compensation committee and the board will consider the outcome of this vote when making compensation decisions. Our next “say on pay” vote will occur in 2024.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 3:

RATIFICATION OF THE INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

GENERAL INFORMATION ABOUT DELOITTE & TOUCHE LLP

Although shareholder ratification of the appointment of our independent registered public accounting firm is not required by our bylaws or otherwise, we are submitting the selection of Deloitte to our shareholders for ratification as a matter of good corporate governance practice. Even if the selection is ratified, our audit committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and our shareholders. If our shareholders do not ratify the audit committee’s selection, the audit committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of our independent registered public accounting firm.

In choosing our independent registered public accounting firm, our audit committee conducts a comprehensive review of the qualifications of those individuals who will lead and serve on the engagement team, the quality control procedures the firm has established, and any issue raised by the most recent quality control review of the firm. The review also includes matters required to be considered under the Securities and Exchange Commission rules on “Auditor Independence,” including the nature and extent of non-audit services to ensure that they will not impair the independence of the accountants.

Representatives of Deloitte are expected to be present at the annual meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The audit committee has appointed Deloitte to audit the consolidated financial statements of the Company for the 2023 fiscal year. Deloitte has continuously acted as our independent registered public accounting firm since January 2017.

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For services rendered to us during or in connection with our years ended December 31, 2022 and 2021, we were billed the following fees by Deloitte (in thousands):

	2022	2021

Audit Fees	$2,693	$2,394

Audit Related Fees	—	—

Tax Fees	$548	$294

All Other Fees	—	—

Audit Fees. Audit fees consisted principally of fees for the audits of the Company’s financial statements including periodic reports and other filings, and audits of the Company’s subsidiaries, including billings for out-of-pocket expenses incurred.

Tax Fees. Tax fees for 2022 and 2021 consisted principally of fees for tax compliance, tax planning and tax advice.

APPROVAL OF ACCOUNTANTS’ SERVICES

In accordance with the requirements of the Sarbanes Oxley Act of 2002, all audit and audit related work and all non-audit work performed by Deloitte is approved in advance by the audit committee, including the proposed fees for such work. Our pre-approval policy provides that, unless a type of service to be provided by Deloitte has been generally pre-approved by the audit committee, it will require specific pre-approval by the audit committee. In addition, any proposed services exceeding pre-approved maximum fee amounts also require pre-approval by the audit committee. Our pre- approval policy provides that specific pre-approval authority is delegated to our audit committee chairman, provided that the estimated fee for the proposed service does not exceed a pre- approved maximum amount set by the committee. Our audit committee chairman must report any pre-approval decisions to the audit committee at its next scheduled meeting.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2023 FISCAL YEAR.

SECURITY OWNERSHIP

OF CERTAIN BENEFICIAL OWNERS,

DIRECTORS AND EXECUTIVE OFFICERS

The number of our common shares beneficially owned by each individual or group is based upon information in documents filed by such person with the Securities and Exchange Commission, other publicly available information or information available to us. Percentage ownership in the following tables is based on 76,486,722 shares of our common stock outstanding as of April 24, 2023. Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares of our common stock beneficially owned by that shareholder. The number of shares beneficially owned by each shareholder is determined under rules issued by the Securities and Exchange Commission.

63	Cannae Holdings, Inc.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding beneficial ownership of our common stock by each shareholder who is known by the Company to beneficially own 5% or more of such class:

Name	Shares Beneficially Owned[1]	Percent of Outstanding[2]

The Vanguard Group 100 Vanguard Boulevard, Malvern, PA 19355	7,825,101	10.2%

BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	6,385,971	8.3%

Davenport & Company, LLC	6,229,920	8.1%

River Road Asset Management	5,709,597	7.5%

Fidelity Management and Research 245 Summer Street, Boston, MA 02210	4,735,400	6.2%

William P. Foley, II	3,834,113	5.0%

1.	Based on information as of December 31, 2022, that has been publicly filed with the SEC.

2.	Applicable percentages based on shares of our common stock outstanding as of April 24, 2023.

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

The following table sets forth information regarding beneficial ownership as of April 24, 2023 of our common stock by:

•	Each of our directors and nominees for director;

•	Each of the named executive officers as defined in Item 402(a)(3) of Regulation S-K promulgated by the Securities and Exchange Commission; and

•	All of our executive officers and directors as a group.

Name[1]	Shares Beneficially Owned	Percent of Outstanding

David Aung	9,816	*

Ryan R. Caswell	149,402	*

Bryan D. Coy	55,291	*

Charles Curley	29,155	*

William P. Foley, II	3,834,113	5.0%

Michael L. Gravelle	157,820	*

Hugh R. Harris	43,296	*

C. Malcolm Holland[3]	30,796	*

Mark D. Linehan	14,881	*

Frank R. Martire[4]	314,735	*

Chart Continued  ▶

Cannae Holdings, Inc.	64

Name[1]	Shares Beneficially Owned	Percent of Outstanding

Richard N. Massey	327,417	*

Erika Meinhardt	119,965	*

Barry B. Moullet	18,816	*

Peter T. Sadowski[5]	110,998	*

James B. Stallings, Jr.	20,342	*

Frank P. Willey[6]	438,768	*

All directors and officers (16 persons)	5,675,611	7.4%

* Represents less than 1% of our common stock.

1.	The business address of such beneficial owner is c/o Cannae Holdings, Inc. 1701 Village Center Circle, Las Vegas, Nevada 89134.

2.

Includes 748,299 shares of common stock held by Folco Development Corporation, of which 700,000 are pledged as collateral. Mr. Foley and his spouse are the sole shareholders of Folco Development Corporation. Includes 236,011 shares of common stock owned by the Foley Family Charitable Foundation.

3.	Includes 1,942 shares owned by Holland III Family, L.P., and 8,058 shares owned by an IRA.

4.	Includes 133,333 shares owned by Frank and Marisa Martire 2012 Florida Trust.

5.	Includes 53,640 shares owned by Sadowski Living Trust and 157 shares owned by an IRA.

6.	Includes 412,948 shares owned by Willey Living Trust.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY

COMPENSATION PLANS

The following table provides information as of December 31, 2022 about our common stock which may be issued under our equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights)
Equity compensation plans approved by security holders	—	$—	2,073,930
Equity compensation plans not approved by security holders	—	$—	—
Total	—	$—	2,073,930

1.

In addition to being available for future issuance upon exercise of options and SARs, under the Cannae omni-bus plan shares of common stock may be issued in connection with awards of restricted stock, restricted stock units, performance shares, performance units, options or other stock-based awards.

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CERTAIN RELATIONSHIPS

AND RELATED PERSON TRANSACTIONS

AGREEMENTS WITH FNF

As a result of the Split-Off, Cannae and FNF operate separately. In connection with the Split- Off, FNF’s title insurance underwriters Fidelity National Title Insurance Company, Chicago Title Insurance Company and Commonwealth Land Title Insurance Company contributed an aggregate of $100 million to Cannae in exchange for 5,775,598 shares of Cannae common stock (the FNF Cannae Shares). In the year ended December 31, 2022, we completed the FNF Share Repurchase and FNF no longer holds any shares of Cannae common stock.

Prior to the FNF Share Repurchase, FNF was subject to certain restrictions regarding voting of its Cannae shares described under “Voting Agreement” below.

Cannae and FNF have one overlapping executive officer and one overlapping director. Michael

L. Gravelle, our Executive Vice President, General Counsel and Corporate Secretary, serves as Executive Vice President, General Counsel and Corporate Secretary of FNF. William P. Foley, II, our non-executive Chairman, is the non-executive Chairman of the Board of FNF.

In order to govern certain of the relationships between FNF and us prior to the FNF Share Repurchase and to provide mechanisms for an orderly transition, we entered into various agreements with FNF, including a Voting Agreement, a Tax Matters Agreement, a Corporate Services Agreement, and a Registration Rights Agreement.

VOTING AGREEMENT

In connection with the Split-Off and the issuance of the FNF Cannae Shares, we entered into a voting agreement with FNF (the voting agreement), pursuant to which FNF agreed to cause its Cannae shares to be counted as present at any meeting of the shareholders of Cannae for the purpose of establishing a quorum. Additionally, under the voting agreement, FNF agreed to vote all of its Cannae shares in the same manner as, and in the same proportion to, all shares voted by holders of Cannae common stock (other than FNF and its subsidiaries) until the date on which FNF and its subsidiaries no longer beneficially owned shares of Cannae common stock. In addition, FNF would not deposit any of its Cannae shares into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any of its Cannae shares, or take any action that would have the effect of preventing or materially delaying FNF from performing any of our obligations under the voting agreement. The Voting Agreement was terminated upon completion of the FNF Share Repurchase.

TAX MATTERS AGREEMENT

We have entered into a tax matters agreement with FNF that governs our respective rights, responsibilities and obligations with respect to taxes, the filing of tax returns, the control of audits and other tax matters. Under the tax matters agreement, the parties agreed to indemnify one another for certain agreed specified losses incurred by the other.

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CORPORATE SERVICES AGREEMENT

We entered into a corporate services agreement with FNF (the corporate services agreement) pursuant to which FNF will provide us with certain specified backoffice services. The corporate services agreement was to continue in effect until the earlier of (i) the date on which the corporate services agreement was terminated by mutual agreement of Cannae and FNF and (ii) the third anniversary of the date on which the corporate services agreement was entered into. On October 7, 2020, we entered into an Extension of Corporate Services Agreement (the Extension) with FNF that extended the corporate services agreement for two years until November 17, 2022 with automatic renewal on mutually agreeable terms for successive one-year periods thereafter.

During the initial three years, FNF provided these corporate services at no cost, other than reimbursement for reasonable out-of-pocket costs and expenses incurred by us in connection with providing such services to Cannae. Under the Extension, FNF provides certain of the corporate services at a standard allocated cost-plus 10 percent. We recorded $1.7 million in operating expenses which were paid to FNF in the year ended December 31, 2022 or payable to FNF as of December 31, 2022 pursuant to allocated charges and reimbursements for out of pocket expenses of FNF under the Extension.

REGISTRATION RIGHTS AGREEMENT

FNF’s title insurance underwriter subsidiaries that owned the FNF Cannae Shares (the Registration Rights Agreements parties) entered into registration rights agreements with Cannae. The registration rights agreements provided the Registration Rights Agreements parties, and their permitted transferees, with the right to require Cannae, at its expense, to register shares of Cannae common stock that the Registration Rights Agreements parties hold. The registration rights agreement also included certain demand rights, shelf-registration obligations and piggy- back registration rights that could require Cannae to take certain actions to register its securities if requested. The agreements also provided that Cannae will pay certain expenses of these electing holders relating to such registrations and indemnify them against certain liabilities that may arise under the Securities Act. The registration rights agreements terminated upon the completion of the FNF Share Repurchase.

REVOLVER NOTE

In conjunction with the Split-Off, we entered into a revolver note with FNF (the FNF Revolver), which allowed us to borrow revolving loans from FNF from time to time in an aggregate amount not to exceed $100 million. The FNF Revolver accrues interest at Term SOFR plus 450 basis points and matures on November 17, 2025. The maturity date is automatically extended for additional five-year terms unless notice of non-renewal is otherwise provided by either FNF or Cannae, in their sole discretion. On May 15, 2022, we entered into an amended and restated revolver note with FNF (the Amended FNF Revolver) which limited our use of proceeds from borrowings to the repurchase of our common stock from FNF. We completed our repurchase of the FNF Cannae Shares from FNF in the second quarter of 2022.

As of December 31, 2022, there was an outstanding balance of $84.7 million under the Amended FNF Revolver and there is no remaining borrowing capacity. In fiscal year 2022, we paid $3.5 million of interest to FNF related to borrowings under the Amended FNF Revolver.

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OTHER RELATIONSHIPS AND TRANSACTIONS

MANAGEMENT SERVICES AGREEMENT

As discussed above, the Company, Cannae LLC, and the Manager, entered into the Management Services Agreement which became effective September 1, 2019 (as amended), which sets forth the terms and condition of our relationship with our Manager. Our named executive officers Messrs. Massey, Ducommun and Coy, as well as our non-executive Chairman, Mr. Foley were members of the Manager in the year ended December 31, 2022. The terms of the Management Agreement are described above in the Compensation Discussion and Analysis section under “External Management.”

Pursuant to the terms of the Management Services Agreement, Cannae LLC pays the Manager a quarterly management fee equal to 0.375% (1.5% annualized) of the Company’s cost of invested capital (as defined in the Management Services Agreement) as of the last day of each fiscal quarter, payable in arrears in cash, as may be adjusted pursuant to the terms of the Management Services Agreement (the Management Fee). Cannae LLC is responsible for paying costs and expenses relating to the Company’s business and operations. Cannae LLC reimburses the Manager for documented expenses of the Manager incurred on the Company’s behalf, including any costs and expenses incurred in connection with the performance of the services under the Management Services Agreement. The total Management Fee paid or payable for the year ended December 31, 2022 from Cannae LLC to our Manager was $40.1 million. The Management Fee was reduced in an amount equal to $0.5 million for the salaries paid by Cannae LLC to certain executive officers.

Carried interest payments made to our Manager pursuant to the terms of the Operating Agreement include a hurdle rate of 8% of IRR and a high-water mark. So long as Cannae LLC’s profits with respect to a liquidity event (sale or other disposition) involving a Cannae business (as defined in the Operating Agreement) exceed an annualized hurdle rate (threshold) of 8%, Cannae LLC pays carried interest with respect to such business to the Manager. Generally, where such hurdle is satisfied, carried interest is paid to the Manager in an amount equal to: 15% of the profits on such business (calculated as the proceeds of such business less allocable management fees (as defined in the Operating Agreement) and the cost of such business) for returns between 1.0x and 2.0x the cost of such investment (plus allocable management fees), and 20% of the profits on such business for returns exceeding 2.0x the cost of such business (plus allocable management fees). However, to the extent that, as of the liquidity event, the value of the businesses owned by Cannae and included in the MIP is less than the aggregate cost of such businesses, then the Manager’s carried interest entitlement is correspondingly reduced until such time as such businesses have recovered in value (i.e., maximum). Our named executive officers Messrs. Massey, Ducommun, and Coy and our non-executive Chairman Mr. Foley, as members of our Manager, may receive cash distributions from our Manager periodically at its discretion. In 2022, approximately $49.3 million was incurred with our Manager as carried interest payments under the MIP.

See section “Executive Compensation Paid By Our Manager in 2022” for further description of the compensation paid to our named executive officers, as applicable, by our Manager. The amount of distributions by the Manager to our named executive officers who have an interest in the Manager is derived by the Manager and is not within our control.

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Pursuant to the Management Services Agreement, the Manager will share with Cannae 25% of the aggregate fees paid directly to the Manager by (1) any less than 50% directly or indirectly owned subsidiary of Cannae and (2) any third party unaffiliated with Cannae for the performance by the Manager of merger and acquisition advisory services. For fiscal year 2022, Cannae did not receive any reimbursement pursuant to this arrangement because the Manager did not provide any such merger and acquisition advisory services.

TREBIA

On January 27, 2022, System1 completed its merger with Trebia, a special purpose acquisition company. Cannae held an approximately 26% interest in the sponsor of Trebia prior to the merger. Trebia was co-sponsored by Cannae, Mr. Foley and Mr. Martire. Upon completion of the merger, Cannae has invested a total of $248.3 million in System1.

As of March 31, 2023, we own 27 million shares of System common stock, or approximately 24% of the outstanding common stock of System1.

BLACK KNIGHT FOOTBALL AND ENTERTAINMENT

On October 8, 2022, we entered into a limited partnership agreement with BKFE and committed to purchase a 50.1% limited partnership interest in BKFE for $132.8 million (the BKFE Commitment). BKFE is the owner and operator of AFC Bournemouth and FC Lorient, professional football clubs that compete in the English Premier League and French Ligue 1, respectively. In the year ended December 31, 2022, we funded $52.2 million of the BKFE Commitment. Subsequent to December 31, 2022 we funded an additional $40.3 million of the BKFE Commitment. Mr. Foley is the general partner of, and holds a 25% economic interest in, BKFE. Mr. Martire is a limited partner with a less than 5% economic interest in BKFE.

COMPUTER SERVICES

On November 8, 2022, we made an investment of $86 million in CSI. CSI delivers core processing, digital banking, managed cybersecurity, cybersecurity compliance, payments processing, print and electronic document distribution, and regulatory compliance solutions to financial institutions and corporate customers, both foreign and domestic. Cannae is invested in CSI through the CSI LP which is affiliated with Mr. Martire. Of the $86 million investment in CSI, $2.1 million related to a consulting fee paid to CSI LP for the facilitation of the acquisition of CSI.

OTHER

Cannae owns the building used for its corporate headquarters and leases certain office space to certain businesses owned or controlled by Mr. Foley. In the year ended December 31, 2022, Cannae earned approximately $0.5 million of rental income from these businesses.

Cannae paid certain operating costs of ASZ totaling $1.2 million and received a $0.3 million distribution from the sponsor of AUS in the fiscal year ended December 31, 2022.

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AUDIT COMMITTEE APPROVAL

Our board or audit committee has reviewed and approved each of the transactions described above in accordance with the terms of our Code of Conduct related to the approval of related party transactions, which are described below. Our board of directors approved the Management Services Agreement.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH

RELATED PERSONS

Pursuant to our codes of ethics, a “conflict of interest” occurs when an individual’s private interest interferes or appears to interfere with our interests, and can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Anything that would present a conflict for a director, officer or employee would also likely present a conflict if it is related to a member of his or her family. Our code of ethics states that clear conflict of interest situations involving directors, executive officers and other employees who occupy supervisory positions or who have discretionary authority in dealing with any third party specified below may include the following:

•	Any significant ownership interest in any supplier or customer;

•	Any consulting or employment relationship with any customer, supplier or competitor; and

•	Selling anything to us or buying anything from us, except on the same terms and conditions as comparable directors, officers or employees are permitted to so purchase or sell.

It is our policy to review all relationships and transactions in which we and our directors or executive officers (or their immediate family members) are participants in order to determine whether the director or officer in question has or may have a direct or indirect material interest. Our General Counsel, together with our legal staff, is primarily responsible for developing and implementing procedures to obtain the necessary information from our directors and officers regarding transactions to/from related persons. Any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest must be discussed promptly with our General Counsel. Our General Counsel, together with our legal staff, then reviews the transaction or relationship, and considers the material terms of the transaction or relationship, including the importance of the transaction or relationship to us, the nature of the related person’s interest in the transaction or relationship, whether the transaction or relationship would likely impair the judgment of a director or executive officer to act in our best interest, and any other factors such officer deems appropriate. After reviewing the facts and circumstances of each transaction, our General Counsel, with assistance from the legal staff, determines whether the director or officer in question (or their immediate family member) has a direct or indirect material interest in the transaction and whether or not to approve the transaction in question.

With respect to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, our codes of ethics require that each such officer:

•	Discuss any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest with our General Counsel;

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•

In the case of our Chief Financial Officer and Chief Accounting Officer, obtain the prior written approval of our General Counsel for all material transactions or relationships that could reasonably be expected to give rise to a conflict of interest; and

•

In the case of our Chief Executive Officer, obtain the prior written approval of the audit committee for all material transactions that could reasonably be expected to give rise to a conflict of interest.

In the case of any material transactions or relationships involving our Chief Financial Officer or our Chief Accounting Officer, the General Counsel must submit a list of any approved material transactions semi-annually to the audit committee for its review.

Under Securities and Exchange Commission rules, certain transactions in which we are or will be a participant and in which our directors, executive officers, certain shareholders and certain other related persons had or will have a direct or indirect material interest are required to be disclosed in this related person transactions section of our proxy statement. In addition to the procedures above, our audit committee reviews and approves or ratifies any such transactions that are required to be disclosed. The committee makes these decisions based on its consideration of all relevant factors. The review may be before or after the commencement of the transaction. If a transaction is reviewed and not approved or ratified, the committee may recommend a course of action to be taken.

SHAREHOLDER PROPOSALS

AND NOMINATIONS

Any proposal that a shareholder wishes to be considered for inclusion in the proxy and proxy statement relating to the Annual Meeting of Shareholders to be held in 2024 must be received by the Company no later than December 30, 2023. Any other proposal or director nomination that a shareholder wishes to bring before the 2024 Annual Meeting of Shareholders without inclusion of such matter in the Company’s proxy materials must also be received by the Company no later than December 30, 2023. All proposals must comply with the applicable requirements or conditions established by the Securities and Exchange Commission and the Company’s bylaws, which requires among other things, certain information to be provided in connection with the submission of shareholder proposals. All proposals must be directed to the Secretary of the Company at 1701 Village Center Circle, Las Vegas, Nevada 89134. The persons designated as proxies by the Company in connection with the 2022 Annual Meeting of Shareholders will have discretionary voting authority with respect to any shareholder proposal for which the Company does not receive timely notice.

In addition to satisfying the foregoing requirements, to comply with the universal proxy rules, shareholders who intend to solicit proxies in reliance on the SEC’s universal proxy rule for director nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act of 1934, as amended, no later than April 22, 2024 and must comply with the additional requirements of Rule 14a-19(b).

71	Cannae Holdings, Inc.

OTHER MATTERS

The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, your proxy card confers discretionary authority on the persons named in the proxy card to vote as they deem appropriate on such matters. It is the intention of the persons named in the proxy card to vote the shares in accordance with their best judgment.

AVAILABLE INFORMATION

The Company files Annual Reports on Form 10-K with the Securities and Exchange Commission. Copies of all of the Company’s filings with the Securities Exchange Commission can also be found on the Investor Relations page of the Company’s website at investor.cannaeholdings.com. A copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (except for certain exhibits thereto), including our audited financial statements and financial statement schedules, may be obtained, free of charge, upon written request by any shareholder to Cannae Holdings, Inc., 1701 Village Center Circle, Las Vegas, Nevada 89134, Attention: Investor Relations. Copies of all exhibits to the Annual Report on Form 10-K are available upon a similar request, subject to reimbursing the Company for its expenses in supplying any exhibit.

By Order of the Board of Directors

Richard N. Massey

Chief Executive Officer

Dated: April 28, 2023

Cannae Holdings, Inc.	72

CANNAE HOLDINGS, INC.

1701 VILLAGE CENTER CIRCLE

LAS VEGAS, NEVADA 89134

CANNAE HOLDINGS, INC. 1701 VILLAGE CENTER CIRCLE LAS VEGAS, NV 89134 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 20, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/CNNE2023 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 20, 2023. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V15051-P90308 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY CANNAE HOLDINGS, INC. For All Withhold All Except For All To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR the following: 1. Election of three Class III directors to serve until the 2026 annual meeting of shareholders. Nominees: 01) Hugh R. Harris 02) C. Malcolm Holland 03) Mark D. Linehan The Board of Directors recommends you vote FOR Proposals 2 and 3. For Against Abstain 2. Approval of a non-binding advisory resolution on the compensation paid to our named executive officers. 3. Ratification of the appointment of Deloitte as our independent registered public accounting firm for the 2023 fiscal year. NOTE: To transact such other business as may properly come before the meeting or any postponement or adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Cannae Holdings, Inc. Meeting Information 2023 Annual Meeting of Shareholders June 21, 2023 10:00 a.m. Pacific Time www.virtualshareholdermeeting.com/CNNE2023 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. V15052-P90308 CANNAE HOLDINGS, INC. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF CANNAE HOLDINGS, INC. FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 21, 2023 The undersigned hereby appoints the Chief Executive Officer and Corporate Secretary of Cannae Holdings, Inc. (“Cannae”), and each of them, as Proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of Cannae common stock held of record by the undersigned as of April 24, 2023, at the Annual Meeting of Shareholders to be held at 10:00 a.m., Pacific Time, or any postponement or adjournment thereof. The meeting will be held virtually at www.virtualshareholdermeeting.com/CNNE2023. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. Continued and to be signed on reverse side